Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of July 23, 2012

by and among

Chart Inc., as Parent

Bison Corp., as Merger Sub

AirSep Corporation, as the Company

for purposes of Section 4.10 only, Joseph L. Priest and Ravinder K. Bansal,

for purposes of Section 8.9 only, Joseph L. Priest as Representative,

and, for purposes of Section 9.14 only,

Chart Industries, Inc., as Ultimate Parent

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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	TABLE OF CONTENTS (continued)	Page
Section 9.9	Extension; Waiver	71
Section 9.10	Governing Law; Venue	72
Section 9.11	Specific Performance	72
Section 9.12	Expenses	72
Section 9.13	Counterparts	72
Section 9.14	Ultimate Parent Obligations	73

	EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Change in Control Payment Release
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of SAR Payment Release

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2012 (this “Agreement”), is by and among Chart Inc., a Delaware corporation (“Parent”), Bison Corp., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), AirSep Corporation, a New York corporation (the “Company”), Joseph L. Priest solely in his capacity as the Representative, for purposes of Section 4.10 only, Joseph L. Priest and Ravinder K. Bansal, and, for purposes of Section 9.14 only, Chart Industries, Inc., a Delaware corporation and direct or indirect parent of Parent (the “Ultimate Parent”). Certain capitalized terms used herein have the meanings assigned to them in Section 9.1.

RECITALS

A.	The board of directors of each of Parent, Merger Sub and the Company, subject to the terms and conditions set forth herein, has adopted this Agreement and has approved, and in the case of the Company and Merger Sub deems it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement, whereby each issued and outstanding share of the Company Common Stock, other than any shares of Company Common Stock owned by a Dissenting Shareholder, Parent, Merger Sub or any wholly owned Subsidiary of Parent (other than Merger Sub), and any shares of Company Common Stock held in the treasury of the Company, will be converted into the right to receive the Per Share Merger Consideration.

B.	It is anticipated that, in accordance with Section 4.6, this Agreement shall be submitted to the shareholders of the Company (the “Shareholders”) for approval in accordance with the provisions of the Business Corporation Law of New York (the “NYBCL”).

C.	Parent, as sole shareholder of Merger Sub, has adopted this Agreement and approved and authorized the Merger.

D.	A portion of the Purchase Price will be placed in escrow by Parent, as security for its indemnification rights arising under Article 8 of this Agreement.

E.	In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company (the “Initial Authorizing Shareholders”) are executing and delivering to Parent voting agreements (the “Voting Agreements”) pursuant to which they have agreed to, among other things, vote in favor of this Agreement and to certain other matters.

F.

In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) certain employees/shareholders of the Company are executing and delivering to Parent and the Company employment agreements (the “Employment Agreements”); (ii) certain employees of the Company are executing and delivering to Parent and the Company retention agreements (the “Retention Agreements”); and (iii) certain employees of the Company are executing and delivering to Parent and the Company non-competition agreements (the “Non-Competition Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, upon the terms and subject to the conditions in this Agreement, the parties hereby agree as follows:

ARTICLE 1

MERGER

Section 1.1 The Merger; Effective Time.

Upon the terms and subject to the conditions of this Agreement and in accordance with the NYBCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), pursuant to the certificate of merger, substantially in the form of Exhibit A (the “Certificate of Merger”), to be filed with the Department of State of the State of New York (the “New York State Department”) concurrently with or as soon as practicable following the Closing. The Merger shall become effective at the time of the filing of the Certificate of Merger with the New York State Department or such later time as is specified in the Certificate of Merger and is agreed to by Parent and the Company in writing (the “Effective Time”). At the Effective Time, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (sometimes referred to as the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the NYBCL.

Section 1.2 Closing.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article 6, at the offices of Jones Day at North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, unless another date or place is agreed to in writing by the parties to this Agreement (the date of the Closing being the “Closing Date”).

(a) At the Closing, the Company shall deliver to Parent the following agreements, instruments and other documents:

(1) the Escrow Agreement, duly executed by the Representative;

(2) [INTENTIONALLY OMITTED]

(3) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chairman and Chief Executive Officer, certifying that attached are true and correct copies of (A) the Company’s articles of incorporation, (B) the Company’s bylaws, (C) board resolutions approving the Merger and adopting this Agreement, and (D) documentation confirming the Shareholder Approval;

(4) a long-form good standing certificate for the Company issued by the New York State Department, dated within three Business Days prior to the Closing Date;

(5) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chairman and Chief Executive Officer, setting forth or accompanying the following information and certifying that the information is accurate and complete:

(i) the aggregate amount of (1) all broker, financial advisory, investment banking and finders fees and expenses of such third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, in each case in reasonable detail and separated by service provider, but specifically excluding legal, accounting and consulting fees and expenses (the “Third Party Expenses”) and (2) all unpaid severance, bonus or similar change-in-control payments to current or former employees, consultants or other service providers of the Company arising solely as a result of the consummation of the Merger set forth on Schedule 1.2(a)(5)(i) (the “Change In Control Payments”) multiplied by 66% (the “Change in Control Amount”);

(ii) the Company Indebtedness, the Purchased Indebtedness and the Excess Indebtedness as of immediately prior to the Closing, if any, in reasonable detail and separated by lender;

(iii) a spreadsheet (the “Spreadsheet”), in a form reasonably acceptable to Parent, setting forth as of the Closing Date the following information relating to the holders of Company Common Stock: (1) the names, addresses of record with the Company, employment status with the Company (if applicable) and, to the extent permitted by Law and known to the Company, taxpayer identification numbers of each holder; (2) the number of shares of Company Common Stock held by each holder and the respective certificate numbers; (3) the aggregate Per Share Closing Consideration payable in respect of the cancellation of each Shareholder’s Company Common Stock pursuant to Section 1.4; and (4) the Pro Rata Portion of each Shareholder;

(6) the certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, that is required by Section 6.2(d);

(7) payoff letters from all holders of Company Indebtedness (other than the Mortgage Notes), in customary form, specifying the amount necessary to release all amounts outstanding as of the Closing Date (including the principal amount thereof, any prepayment premiums or fees or termination fees with respect thereto, any accrued interest thereon and any expense reimbursement or other amounts due in respect thereof) under any agreements between the Company and the holders of Company Indebtedness (other than the Mortgage Notes), as supplemented and amended, and providing for the release of all Encumbrances, if any, associated with such Company Indebtedness (other than the Mortgage Notes) and the termination of all other obligations associated therewith upon the payment of such outstanding amounts;

(8) a certificate, in a form reasonably acceptable to Parent, to the effect that shares of Company Common Stock are not “U.S. real property interests” within the meaning of Section 897 of the Code, and a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing;

(9) letters of resignation, in a form reasonably acceptable to Parent, effective immediately prior to the Effective Time, duly executed by each of the directors and officers of the Company;

(10) a copy of the Certificate of Merger executed by the Company;

(11) [INTENTIONALLY OMITTED]

(12) (i) estoppels certificates relating to Agency Property, in a form reasonably acceptable to Parent; (ii) with respect to the Leased Real Property, the Company shall deliver only those estoppels certificates, waivers, collateral access agreements, non-disturbance agreements, and subordination, non-disturbance and attornment agreements it has obtained having used its best efforts; and (iii) with respect to the Agency Property, the Company shall deliver only those waivers, collateral access agreements, non-disturbance agreements, and subordination, non-disturbance and attornment agreements it has obtained having used its best efforts;

(13) with respect to each Agency Property, each of the following (as reasonably determined by Parent), at Parent’s sole cost and expense, as required by and in form and substance reasonably acceptable to, Parent and Parent’s title company: (i) a leasehold title insurance policy (or a binding undertaking to issue such policy dated as of the Closing Date) in an amount reasonably acceptable to Parent, insuring that the Company has good and marketable leasehold title to each such Agency Property, free and clear of all Encumbrances other than the Permitted Encumbrances, with exceptions for any lien, or right to a lien, for services, labor, or materials heretofore or hereafter furnish, imposed by Law and not shown by the public records and the standard pre-printed exceptions (i.e., the exceptions for (A) rights of tenants, if any, (B), any state of facts that an inspection of the premises might disclose and (C) any unpaid water charges) deleted and with such endorsements (but not including a non-imputation endorsement) as Parent shall reasonably request; and (ii) all customary title affidavits, transfer documentation, certificates and other documentation executed by the Company as the title company may reasonably request in connection with the issuance of the title insurance policy;

(14) an unaudited balance sheet of the Company, as of five (5) Business Days prior to the Closing Date, delivered to Parent at least three (3) Business Days prior to the Closing Date (the “Closing Balance Sheet”);

(15) executed and fully effective and valid receipt and release in a form attached hereto as Exhibit B from the recipient of the Change in Control Payment set forth on Schedule 1.2(a)(15);

(16) evidence, satisfactory to Parent, that the Shareholders’ Agreement, dated March 31, 1987, by and among the Company, and the shareholders party thereto, has been terminated; and

(17) evidence that the Shareholder Vote described in Section 4.15 has occurred.

(b) At the Closing, Parent shall deliver to the Company the following agreements and other documents:

(1) the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(2) [INTENTIONALLY OMITTED]

(3) the certificate, dated as of the Closing Date and executed on behalf of Parent by an executive officer, that is required by Section 6.3(c);

(4) evidence that Parent has obtained, at Parent’s expense, a policy of directors’ and officers’ insurance for the benefit of the directors and officers of the Company providing the coverage described on Schedule 1.2(b)(4) with a minimum coverage of at least $1,000,000 for a term of at least six years following the Effective Time (the “D&O Insurance”);

(5) a calculation of the after-tax cost to Parent computed in accordance with the provisions of Schedule 1.2(b)(5) (the “After-Tax Premium Cost”) for premium payments (up to a gross, pre-tax maximum amount of $1 million), if any, made by Parent to obtain insurance against losses arising from potential breaches of the representations and warranties set forth in Article 2 (the “Rep & Warranty Insurance”).

(6) a copy of the Certificate of Merger executed by the Merger Sub.

Section 1.3 Effects of the Merger.

(a) General. The Merger shall have the effects set forth in Section 906 of the NYBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and the bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and bylaws of Merger Sub, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided herein or by applicable Law.

(c) Directors and Officers of Surviving Corporation. At the Effective Time, the directors of Merger Sub, as constituted immediately prior to the Effective Time, and the officers set forth in Section 1.3(c) of the Disclosure Schedule will be the directors and officers, respectively, of the Surviving Corporation, in each case until their successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

Section 1.4 Conversion of Securities.

As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or any Shareholder, the following shall occur:

(a) Each share of Company Common Stock that is held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or the Company immediately before the Effective Time shall automatically be cancelled and extinguished and shall cease to exist, and no payment or other consideration shall be delivered or deliverable in exchange therefor.

(b) Each share of common stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of Merger Sub Common Stock shall evidence ownership of shares of common stock of the Surviving Corporation.

(c) Except to the extent otherwise provided in Section 1.4(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.4(a)) will be cancelled and extinguished and be converted into the right to receive the Per Share Merger Consideration, as specified in this Section 1.4(c). All such shares of Company Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of shares of Company Common Stock which immediately prior to the Effective Time were represented by a certificate (a “Certificate”) shall cease to have any rights with respect to those shares, except the right to receive the Per Share Merger Consideration in accordance with the provisions of Section 1.5 and Section 8.9(e).

(d) If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series of Company Common Stock affected thereby, and all calculations that are based upon numbers of shares of any such class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e) Notwithstanding Section 1.4(c), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with the NYBCL shall not be converted into the Per Share Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands prior to the Effective Time and the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. All Shareholders who demand and perfect appraisal rights for their shares of Company Common Stock in accordance with the NYBCL are referred to herein as the “Dissenting Shareholders”.

Section 1.5 Payment; Exchange of Certificates.

(a) Company Indebtedness. At the Closing, Parent shall pay to the Persons set forth in Schedule 1.5(a) the Company Indebtedness (other than the indebtedness under the Mortgage Notes) by wire transfer of immediately available funds to an account or accounts designated by such Person the amount set forth next to such Person’s name in the certificate delivered to Parent pursuant to Section 1.2(a)(5)(ii).

(b) Escrow Funds; Shareholders’ Representative Amount.

(1) Parent shall cause a portion of the Purchase Price equal to $5,000,000 (the “General Escrow Amount” and, as may be increased pursuant to Section 8.8 or decreased from time to time pursuant to the Escrow Agreement, the “Escrow Fund”) to be deposited at the Closing with Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), on behalf of the Shareholders and in accordance with an Escrow Agreement, substantially in the form of Exhibit C (the “Escrow Agreement”), by and among Parent, the Escrow Agent and the Representative.

(2) Parent shall also cause a portion of the Purchase Price equal to $1,000,000 (the “280G Escrow Amount” and, as may be decreased from time to time pursuant to the Escrow Agreement, the “280G Escrow Fund”) to be deposited with the Escrow Agent at the time the Company files its Tax Return for fiscal year 2012 ending on the Closing Date. The 280G Escrow Fund shall be used exclusively for the payment of the indemnification obligations under Section 8.1(a)(7).

(3) Parent shall also cause a portion of the Purchase Price equal to $150,000 (the “Shareholders’ Representative Amount”) to be deposited at the Closing with the Representative and shall be used exclusively for the payment of expenses incurred by

Representative in the performance of Representative’s duties in accordance with the provisions of Section 8.9.

(4) Parent shall be responsible for the payment of all fees and expenses payable to the Escrow Agent under the terms of the Escrow Agreement.

(c) Payment Procedures; Escrow Contribution. At least five Business Days prior to the Effective Time, the Company, in cooperation with Parent, will mail to each holder of record of shares of Company Common Stock (1) a letter of transmittal substantially in the form of Exhibit D (the “Letter of Transmittal”) and (2) instructions for use in surrendering Certificates to Parent in exchange for the Per Share Merger Consideration payable in respect of such shares of Company Common Stock. Upon the later of (1) the Closing or (2) the submission to the Company of a duly executed Letter of Transmittal, a Certificate, any required Form W-9 or Form W-8 and such other documents as may reasonably be required by Parent (the “Letter of Transmittal Documents”), the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor, subject to the next sentence, the Per Share Merger Consideration into which the shares formerly represented by such Certificate shall have been converted in accordance with Section 1.4. Parent shall promptly pay to such holder the aggregate Per Share Closing Consideration payable with respect to such shares on receipt of the applicable Letter of Transmittal Documents. Until surrendered as contemplated by this Section 1.5(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate. If any transfer of ownership of shares of Company Common Stock has not been registered in the Company’s transfer records, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the new registration instructions in the Letter of Transmittal are completed in a form reasonably acceptable to Parent, and the Person requesting such transfer or payment shall pay any transfer or other Tax required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Other than interest earned on the Escrow Amounts that becomes part of the Escrow Fund or 280G Escrow Fund, no interest shall be paid or will accrue on the cash payable to holders of Certificates in accordance with this Article 1.

(d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 1 (including cash deposited into the Escrow Fund and 280G Escrow Fund) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates, the stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be cancelled and exchanged for payment as provided in this Article 1, except as otherwise provided by Law.

(e) No Liability. None of Parent or the Surviving Corporation shall be liable to any Person with respect to any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any amounts payable in accordance with this Article 1 would otherwise escheat to or become the property of any Governmental Authority, any such amounts, to the extent permitted by applicable Law, immediately prior to the date on which such amounts would otherwise escheat or become the property of any Governmental Authority, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent or Parent may, in its discretion and as a condition precedent to the payment of any Per Share Merger Consideration with respect to the shares of Company Common Stock previously represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and executed indemnification agreement and, if required by Parent, to post a bond in such reasonable amount as Parent may direct, in each case as reasonably requested by Parent, as indemnity against any claim that may be made against Parent, the Surviving Corporation or any Affiliate of any of them with respect to such Certificate.

(g) Tax Withholding. Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement or the Escrow Agreement such amounts as Parent, the Surviving Corporation or the Escrow Agent reasonably believes are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, the Surviving Corporation or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

(h) Change in Control Payments. Parent shall cause the Surviving Corporation to pay the Change in Control Payments promptly following the Closing, provided that, any such payments owing under the SAR Plan (the “SAR Payment”) shall be paid in accordance with the provisions of Section 7.1(b)(2) of the SAR Plan; provided further, however, that Parent shall cause the Surviving Corporation to pay the SAR Payments owing under the SAR Plan in a single lump sum promptly after the Closing Date (but no later than the time periods set forth in Section 7.1(b)(2) of the SAR Plan) to those employees who sign and deliver to the Company a receipt and release in the form attached hereto as Exhibit E.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Organization and Powers.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation. The Company has all requisite power and authority to own its property and assets and to carry on its business as now conducted. The Company is qualified to do business in every jurisdiction where such qualification is required, except in jurisdictions where the failure of the Company to be so qualified would not be materially adverse to the Company.

(b) The Company is not in violation of any of the provisions of its organizational documents. Section 2.1(b) of the Disclosure Schedule lists (x) the officers and directors of the Company, (y) the jurisdictions in which the Company is qualified to do business and (z) the jurisdictions in which the Company has facilities or employs employees. The Company has made available a true and correct copy of its articles of incorporation, as amended to date (the “Charter”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The board of directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

Section 2.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, par value $0.01 per share, of which 1,663,554 shares are issued and outstanding. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Section 2.2(a) of the Disclosure Schedule sets forth the name of each Shareholder and the number of shares of Company Common Stock that such Shareholder owns as of the date hereof. There are no other issued and outstanding shares of Company Common Stock. There are no (1) outstanding securities convertible or exchangeable into shares of capital stock of the Company, or (2) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock or any securities convertible into or exchangeable or exercisable for shares of capital stock.

(b) All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any preemptive rights and put or call rights created by Law, the Charter Documents or any Contract to which the Company is a party or by which it is bound or of which it has knowledge.

(c) All outstanding Company Common Stock was issued in compliance with all applicable securities Laws, and all shares of Company Common Stock, if any,

repurchased by the Company were repurchased in compliance with all applicable securities Laws and all applicable rights of first refusal and other similar rights and limitations.

(d) Except as set forth on Section 2.2(d) of the Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings relating to the voting, transfer or disposition of any shares of Company Common Stock to which the Company is a party, and there are no agreements between the Company and any securityholder or others, relating to the registration or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Common Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and all rights to acquire or receive any shares of Company Common Stock, whether or not such shares of Company Common Stock are outstanding.

(e) The Company has no outstanding obligations under any stock option plan, program or arrangement, or other plan, program or arrangement providing for equity compensation. Except as set forth on Section 2.2(e) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(f) No bonds, debentures, notes or other Company Indebtedness (1) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (2) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding.

(g) Except for PCOA, the Company has no Subsidiaries. Section 2.2(g) of the Disclosure Schedule sets forth, with respect to the Company Subsidiary, the jurisdiction in which it is incorporated, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. The Company Subsidiary is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to be materially adverse to the Company Subsidiary. The Company Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of the Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Company are owned by the Company free and clear of any and all Encumbrances. No shares of capital stock are held by the Company Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which the Company Subsidiary is a party requiring, and there are no convertible securities of the Company Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of the Company Subsidiary or other securities convertible into shares of capital stock or other equity interests of the Company Subsidiary. The Company does not own or control, and, except as set forth on Section 2.2(g) of the Disclosure Schedule, has never owned or controlled, directly or indirectly, any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, or have, or ever had, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity.

Section 2.3 Authority; Enforceability.

(a) The Company has the authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by the Company, other than the agreements and documents relating to the PCOA Transaction, which such authority will be obtained in connection therewith. The execution and delivery of this Agreement and such other agreements and documents have been duly and validly authorized by all necessary corporate action or other action on the part of the Company. Other than with respect to the PCOA Transaction, no further action is required on the part of the Company to authorize this Agreement and the agreements and documents contemplated hereby to be executed and delivered to which it is a party, except that consummation of the Merger requires the Shareholder Approval. This Agreement and any Related Agreements to which it is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

(b) The only vote required to adopt this Agreement by the Company shareholders is the Required Vote.

(c) The Voting Agreements are in full force and effect and will remain in full force and effect through the Special Meeting.

Section 2.4 Non-Contravention.

(a) Except for (1) the filing of the Certificate of Merger with the New York State Department pursuant to the NYBCL, (2) the Required Vote, (3) matters set forth on Section 2.4(a) of the Disclosure Schedule, and (4) the filings, permits, authorizations, consents and approvals as may be required under the HSR Act or any other Antitrust Laws, the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions by the Company and the Company Subsidiary do not and will not (i) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, any provision of the Charter Documents or the organization documents of the Company Subsidiary, (ii) result in the creation of an Encumbrance on any properties or assets of the Company or the Company Subsidiary, (iii) conflict with, result in or constitute a violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with, any Material Contract, Permit or Law applicable to the Company or the Company Subsidiary, or any of their respective properties or assets, (iv) cause the Company or the Company Subsidiary to become subject to, or become liable for the payment of, Tax (other than the employer’s share of any employment Tax with respect to compensation payable pursuant to this Agreement), or (v) otherwise have an adverse effect upon the ability of the Company to consummate the Transactions.

(b) No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to the Company or the Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the Related Agreements to which it is a party or the consummation of the Transactions, except for the (1) the filing of the Certificate of Merger, (2) the filings, permits, authorizations, consents and approvals as may be required under the HSR Act or any other Antitrust Laws, (3) matters set forth on Section 2.4(b) of the Disclosure Schedule, and (4) such other Permits, Orders, registrations, filings, declarations, or notifications, the failure of which to be obtained or made would not be material to the Company or the Company Subsidiary and would not have a material adverse effect upon the ability of the Company or the Company Subsidiary to consummate the Transactions. For the avoidance of doubt, no representation is being made herein by the Company or the Company Subsidiary with respect to any such Permit, Order, registration, filing, declaration or notification that is required to be obtained or made by Parent or Merger Sub in connection with the Transactions.

Section 2.5 Financial Statements.

Section 2.5 of the Disclosure Schedule sets forth true and complete copies of (i) the Company’s audited balance sheet, statement of income, and statement of cash flows for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 and (ii) the Company’s unaudited balance sheet and statement of income for the five months ended May 31, 2012 (collectively, the “Financial Statements”). The Financial Statements are, and the Updated Financial Information will be when delivered, (a) prepared in accordance with the books and records of the Company, (b) present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company as of the dates and for the periods indicated therein, and (c) prepared in accordance with GAAP consistently applied, except that the unaudited Financial Statements are subject to normal year-end audit adjustments, none of which are individually or in the aggregate material, and lack footnotes. The Company is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement.” None of the Company nor any of its officers or accountants has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Statements that has not been resolved. To the knowledge of the Company, there have been no instances of fraud by any officer or employee of the Company that occurred during any period covered by the Financial Statements or the Updated Financial Information.

Section 2.6 Absence of Certain Changes; Undisclosed Liabilities; Company Indebtedness.

(a) Since December 31, 2011 (the “Balance Sheet Date”), (i) the Company has in all material respects conducted its business, including the incurring and payment of expenses, only in the ordinary course of business consistent with past practice and (ii) there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. Except as set forth in Section 2.6(a) of the Disclosure Schedule, since the Balance Sheet Date the Company has not taken any action or agreed to take any action that, if taken after the date hereof and prior to the Closing, would be a breach of Section 4.1.

(b) The Company has no Liabilities of any kind, except for (1) those reflected in, reserved against or shown on the balance sheets included in the Financial Statements as of December 31, 2011 (the “Balance Sheet”), or (2) those that have arisen or were incurred after the Balance Sheet Date and prior to the date hereof in the ordinary course of business consistent with past practice. The Company Subsidiary has no Liabilities of any kind, except for (1) those reflected in, reserved against or shown on the balance sheet dated as of April 30, 2012, which is attached hereto as Section 2.6(b) of the Disclosure Schedule, or (2) those that have arisen or were incurred after the date of such balance sheet and prior to the date hereof in the ordinary course of business consistent with past practice.

(c) Section 2.6(c) of the Disclosure Schedule sets forth a list of (i) all Aggregate Indebtedness, all Company Indebtedness and all outstanding letters of credit of the Company, in each case, as of the date hereof, and (ii) all Aggregate Indebtedness of the Company Subsidiary as of the date hereof.

Section 2.7 Absence of Litigation.

Except for as set forth in Section 2.7 of the Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary, or any of their respective assets or properties, including any Owned Intellectual Property, or any of their officers or directors in their capacities as such. There is no Order against the Company or the Company Subsidiary or any of their respective assets or properties, or any of the Company’s or the Company Subsidiary’s directors or officers in their respective capacities as such. There is no Action pending or, to the knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to the Charter Documents, the organizational documents of the Company Subsidiary, NYBCL or other applicable Law to indemnification from the Company or the Company Subsidiary with respect to which the Company has received a request for indemnification. There is no Action pending or, to the knowledge of the Company, threatened, based on a claim of breach of fiduciary duty by the Company’s directors or officers arising out of actions taken by the Company’s directors or officers prior to the Effective Time. Except for as set forth in Section 2.7 of the Disclosure Schedule, there is no Action by the Company pending, threatened or contemplated against any other Person.

Section 2.8 Restrictions on Business Activities.

There is no Contract (including covenants not to compete) or Order binding upon the Company or the Company Subsidiary that has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing in any material respect any business practice of the Company (or after the Merger, Parent or its Affiliates), any acquisition of property (tangible or intangible) by the Company (or after the Merger, Parent or its Affiliates) or the conduct of business by the Company (or after the Merger, Parent or its Affiliates), in each case, as currently conducted. Except as set forth in Section 2.8 of the Disclosure Schedule, and without limiting the generality of the foregoing, neither the Company nor the Company Subsidiary has entered into any customer Contract or other similar Contract that limits the freedom of the Company or its Affiliates to engage or participate, or compete with any other person, in any line of business, market or geographic area, or to make use of any Owned Intellectual Property, or any Contract under which the Company or the Company Subsidiary has granted most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or the Company Subsidiary to sell, distribute or manufacture any products or services, to purchase or otherwise obtain any software, products or services or to hire or solicit potential employees, consultants or independent contractors.

Section 2.9 Intellectual Property.

(a) The Purchased Intellectual Property constitutes all of the Intellectual Property necessary or used in the conduct of the Company’s business as currently conducted and presently contemplated to be conducted by the Company in all material respects. Section 2.9 of the Disclosure Schedule sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered Trademarks, country of use and date of first use, a complete and correct list of all the following Owned Intellectual Property: (1) Patents and applications therefor; (2) registered Copyrights and applications therefor; (3) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; (4) Software; and (5) Domain Name registrations and applications therefor. All fees associated with maintaining any Owned Intellectual Property required to have been set forth on Section 2.9 of the Disclosure Schedule have been paid in full in a timely manner to the proper Governmental Authority. Except as set forth on Section 2.9 of the Disclosure Schedule, all of the Owned Intellectual Property required to be listed thereon has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect.

(b) Except pursuant to a Material Contract set forth on Section 2.19 of the Disclosure Schedule or as otherwise set forth on Section 2.9 of the Disclosure Schedule, all of the Intellectual Property used by the Company or the Company Subsidiary in the conduct of their respective businesses or otherwise in their possession is owned solely by the Company or the Company Subsidiary, as applicable, and the Company or the Company Subsidiary, as applicable, has the exclusive right to use and possess such Intellectual Property for the life thereof for any purpose, free from (1) any Encumbrances (except for Permitted Encumbrances) and (2) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to a Material Contract set forth on Section 2.19 of the Disclosure Schedule, neither the Company nor the Company Subsidiary has licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Intellectual Property against any Person.

(c) Except as set forth on Section 2.9 of the Disclosure Schedule, no current or former director, officer, shareholder, employee, consultant, contractor, agent or other representative of the Company or the Company Subsidiary owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by the Company.

(d) Since 1997, the Company has entered into confidentiality and nondisclosure agreements with all of its officers and employees with access to the Trade Secrets of the Company to protect the confidentiality and value of such Trade Secrets, in the form attached Section 2.9 of the Disclosure Schedule, and, to the knowledge of the Company, there has not been any breach by any of the foregoing of any such agreement. The Company and the Company Subsidiary use reasonable measures to maintain the secrecy of all Trade Secrets of the Company or the Company Subsidiary that are material to the operations of the Company or the Company Subsidiary, as applicable, and are valuable thereto by virtue of their secrecy.

(e) To the knowledge of the Company, the operation of the Company’s and the Company Subsidiary’s business as currently conducted or any part thereof, including the manufacture, use, sale and importation of products of the Company and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible property in the possession of the Company and the Company Subsidiary, and the possession or use of the Owned Intellectual Property does not and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does the operation of the Company’s or the Company Subsidiary’s business constitute unfair competition or deceptive or unfair trade practice. To the knowledge of the Company, none of the Owned Intellectual Property is being infringed or otherwise used or available for use by any Person other than the Company, except pursuant to a Material Contract set forth on Section 2.19 of the Disclosure Schedule.

(f) Except as set forth on Section 2.9 of the Disclosure Schedule, no Action is pending or, to the knowledge of the Company, threatened, that (1) challenges the rights of the Company or the Company Subsidiary in respect of any Intellectual Property or the scope of Intellectual Property, (2) asserts that the operation of the business of the Company or the

Company Subsidiary is, was or will be infringing or otherwise in violation of any Intellectual Property, or is (except as set forth in a Material Contract listed on Section 2.9 of the Disclosure Schedule) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property or (3) claims that any material default exists under any Material Contract set forth or required to be set forth on Section 2.19 of the Disclosure Schedule. Except as set forth on Section 2.9 of the Disclosure Schedule, none of the Owned Intellectual Property is or has been subject to any Order, and neither the Company nor the Company Subsidiary has been subject to any Order in respect of any other Person’s Intellectual Property.

(g) No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned Intellectual Property, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Owned Intellectual Property. To the knowledge of the Company, except as set forth on Section 2.9 of the Disclosure Schedule, no employee or contractor of the Company or the Company Subsidiary who was involved and contributed to the creation or development of the Owned Intellectual Property has performed services for a Governmental Authority, university, college, other educational institution or non-profit organization during a time period when such employee or contractor also was involved in or contributed to the creation or development of the Owned Intellectual Property.

(h) Section 2.9 of the Disclosure Schedule lists all the Information Systems used by the Company and operated by any other Person. Except for the Internet and those Information Systems set forth on Section 2.9 of the Disclosure Schedule, all material Information Systems used by the Company or the Company Subsidiary are owned, controlled and operated by the Company or the Company Subsidiary, as applicable, and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet). All Information Systems used by the Company are sufficient for the conduct of its business as currently conducted in all material respects. The Company and the Company Subsidiary use reasonable means to protect the security and integrity of all Information Systems used by the Company or the Company Subsidiary.

Section 2.10 Taxes.

(a) “Tax” means (1) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (2) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, (3) any Liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (4) any Liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

(b) “Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

(c) “Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

(d) All Tax Returns by or on behalf of the Company and the Company Subsidiary, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable Laws.

(e) All Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Company Subsidiary. Except as set forth in Section 2.10 of the Disclosure Schedule, neither the Company nor the Company Subsidiary is currently a beneficiary of any extension of time within which to file any Tax Return.

(f) All Taxes owed by the Company and the Company Subsidiary (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.

(g) The Company and the Company Subsidiary have withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(h) Except as set forth on Section 2.10 of the Disclosure Schedule, no Tax Return of the Company or the Company Subsidiary has been audited by any Taxing Authority within the six (6) year time period preceding the date of this Agreement.

(i) Neither the Company nor the Company Subsidiary has any Tax Liabilities (whether due or to become due) with respect to the income, property and operations of the Company or the Company Subsidiary, as applicable, except for Tax Liabilities (i) reflected on the Balance Sheet, or (ii) that have arisen after the date of the Balance Sheet in the ordinary course of business and in a manner and at a level consistent with prior periods.

(j) Except as set forth on Section 2.10 of the Disclosure Schedule, neither the Company nor the Company Subsidiary has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.

(k) Except as set forth on Section 2.10 of the Disclosure Schedule, there is no proceeding now pending or, to the knowledge of the Company, threatened against or with respect to the Company or the Company Subsidiary in respect of any Tax.

(l) There are no Encumbrances for Taxes upon the assets or properties of the Company or the Company Subsidiary, except for Permitted Encumbrances.

(m) Neither the Company nor the Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or Liability of any other Person other than a group of which the Company was the parent. The Company has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(n) Section 2.10 of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company or the Company Subsidiary.

(o) Neither the Company nor the Company Subsidiary has received within the last six (6) years notice of any claim by a Governmental Authority in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that it is subject to taxation by that Governmental Authority.

(p) Neither the Company nor the Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) the discharge of any indebtedness on or prior to the Closing Date under Section 108(i) of the Code.

(q) Neither the Company nor the Company Subsidiary is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(r) Neither the Company nor the Company Subsidiary has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(s) Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(t) Neither the Company nor the Company Subsidiary has a permanent establishment for Tax in any country outside the United States and, except as set forth in Section 2.10(t) of the Disclosure Schedule, has not previously created such a permanent establishment.

(u) Neither the Company nor the Company Subsidiary has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(v) The Company and the Company Subsidiary have disclosed on their respective federal Income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

Section 2.11 Employee Benefit Plans.

(a) Section 2.11(a) of the Disclosure Schedule sets forth a complete list of (1) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (2) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing, deferred compensation, profit participation, phantom stock, stock purchase, stock appreciation right, equity-related right, leave of absence, layoff, vacation, day or dependent care, legal service, cafeteria, life insurance, health insurance, accident, disability, workers’ compensation, supplemental unemployment, change in control, employment, retention, separation, or supplemental pension plans, practices, policies, contracts, agreements, programs, funds or arrangements of any kind, and (3) all other employee benefit plans, practices, policies, contracts, agreements, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated within the past ten years) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company, or any ERISA Affiliate, that are sponsored, established, or maintained by the Company, or any ERISA Affiliate, or with respect to which the Company, or any ERISA Affiliate, has made within the past ten years or is required to make payments, transfers, or contributions (all of the above being collectively referred to as “Employee Benefit Plans”). The Company’s obligations to pay premiums for a long-term care policy for a certain employee and his spouse pursuant to the letter agreement, dated June 2, 2003, and identified on Section 2.11(a) of the Disclosure Schedule as the “LTC Agreement” have been satisfied in full and neither the Company nor any of its Subsidiaries have any liability with respect to such letter agreement.

(b) True and complete copies of the following materials with respect to each Employee Benefit Plan have been made available to Parent, to the extent applicable: (1) all current plan documents together with all amendments thereto or, in the case of an unwritten

Employee Benefit Plan, a written description thereof, (2) for any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, the current determination letter or opinion letter from the Internal Revenue Service (“IRS”), (3) all current summary plan descriptions and all summaries of material modifications thereto and the past three annual reports (Form 5500s) and associated summary annual reports, (4) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under such Employee Benefit Plan, and (5) any other documents, forms or other instruments relating to any Employee Benefit Plan reasonably requested by Parent.

(c) Each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Benefit Plans that could result in any Liability or excise tax under ERISA or the Code being imposed on the Company.

(d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke any such determination or opinion.

(e) Neither the Company nor any ERISA Affiliate has or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) With respect to each group health plan benefiting any current or former employee, director, officer, consultant, or independent contractor of the Company that is subject to Section 4980B of the Code, the Company, and each ERISA Affiliate, has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) All contributions, transfers and payments in respect of any Employee Benefit Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(i) There is no pending or, to the knowledge of the Company, threatened Action in or by any court or Governmental Authority with respect to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business), nor is there any basis for one.

(j) All (1) insurance premiums required to be paid by the Company with respect to, (2) benefits, expenses, and other amounts due and payable under, and (3) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or properly accrued (if required to be accrued under GAAP) on or before the Closing Date.

(k) Except as set forth on Section 2.11(k) of the Disclosure Schedule, no Employee Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (1) coverage mandated by Law or (2) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(l) All contributions required to be paid with respect to workers’ compensation arrangements of the Company and the Company Subsidiary have been made or properly accrued as a Liability in the Financial Statements.

(m) The Company has not agreed or committed to institute any plan, practice, policy, contract, agreement, program, fund or arrangement for the benefit of current or former employees, directors, officers, consultants, or independent contractors of the Company, other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans, other than pursuant to this Agreement.

(n) No Employee Benefit Plan provides benefits to any individual who is not either a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

(o) Other than PCOA, there is no trade or business (whether or not incorporated) (1) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (2) which together with the Company is treated as a single employer under Section 414(t) of the Code (any such trade or business, an “ERISA Affiliate”).

(p) Except as disclosed on Section 2.11(p) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in connection with any other event (including the termination of employment or service with Parent, the Company, the Company Subsidiary, or the Surviving Corporation following the Merger), (1) result in any payment (including severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment or vesting of any such benefits to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. Section 2.11(p) of the Disclosure Schedule sets forth each person entitled to a Change in Control Payment and indicates if the person is entitled to a SAR Payment, a Change of Control Payment other than a SAR Payment or both.

(q) Except as disclosed on Section 2.11(q) of the Disclosure Schedule and except with respect to the Employment Agreements, the Non-Competition Agreements and the Retention Agreements, no amount that could be reasonably expected to be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, or other compensation arrangement or any Employee Benefit Plan, could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(r) Each Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code) has been maintained in compliance with Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder in both operation and documentation. No person has a right to any gross-up or indemnification from the Company with respect to any such Employee Benefit Plan, subject to Section 409A of the Code.

(s) No Employee Benefit Plan is maintained outside of the United States.

(t) Except as set forth on Section 2.11(t) of the Disclosure Schedule, the Company has the right to amend or terminate each of the Employee Benefit Plans without the consent of any other Person.

Section 2.12 Employment Matters.

(a) (1) Except as set forth on Section 2.12(a) of the Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to or bound by any union contract, collective bargaining agreement, employment contract (other than contracts for employment at-will), consultant agreement or other similar type of contract, (2) neither the Company nor the Company Subsidiary has agreed to recognize any union or other collective bargaining unit, (3) no union or collective bargaining unit has been certified as representing the employees of the Company or the Company Subsidiary and (4) no organizational attempt has been made or, to the knowledge of the Company, threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years.

(b) Set forth on Section 2.12(b) of the Disclosure Schedule is a list of all employees of the Company, the rate of all regular and special compensation payable to each such person in any and all capacities as of June 6, 2012. Except as set forth on Section 2.12(b) of the Disclosure Schedule, the Company does not employ any employee who is not employed on an at-will basis. To the knowledge of the Company, no Key Employee of the Company intends to terminate his or her employment relationship with the Company.

Section 2.13 Related Party Transactions.

(a) Except as set forth on Section 2.13(a) of the Disclosure Schedule, no employee, officer, director, shareholder, partner or member of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”), has or has had, directly or indirectly, (a) any interest in any third party which furnished or sold, or furnishes or sells, any material services, products or technology to the Company or the Company Subsidiary, (b) any interest in any third party that purchases from or sells or furnishes to the Company or the Company Subsidiary any material goods or services or technology or (c) any interest in any Material Contract to which the Company or the Company Subsidiary is a party, except that ownership of no more than five percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any entity” for purposes of this Section 2.13(a).

(b) Except as set forth on Section 2.13(a) of the Disclosure Schedule, no Related Person (1) owes any amount to the Company or the Company Subsidiary nor does the Company or the Company Subsidiary owe any amount to, nor has the Company or the Company Subsidiary committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (2) owns any property or right, tangible or intangible, that is used by the Company or the Company Subsidiary, or (3) has any claim or cause of action against the Company or the Company Subsidiary.

Section 2.14 Insurance.

Section 2.14 of the Disclosure Schedule sets forth a true, correct and complete list of all policies of insurance and indemnity bonds issued at the request or for the benefit of the Company or the Company Subsidiary, all of which are in full force and effect. True and complete copies of each listed policy have been made available to Parent. Except as disclosed on Section 2.14 of the Disclosure Schedule, there is no claim pending under any of such policies or bonds. The Company and the Company Subsidiary are in compliance with the terms of all policies and bonds issued at the request or for the benefit of the Company or the Company Subsidiary, except for any noncompliance that would not give rise to a right of the insurer or obligor to terminate the subject policy or bond. To the knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds. Section 2.14 of the Disclosure Schedule sets forth an accurate and complete list of all claims filed by the Company or the Company Subsidiary under any such policies or bonds.

Section 2.15 Compliance with Laws; Certain Business Practices.

(a) The Company and the Company Subsidiary have complied in all material respects with, are not in material violation of, and have not received, any notices of alleged, potential or actual material violation with respect to, any Laws or Permits with respect to the conduct of their respective businesses, or the ownership or operation of their respective businesses. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any Laws or Permits with respect to the conduct of the business of the Company or the Company Subsidiary or the ownership or operation of the Company or the Company Subsidiary, which defaults, breaches, violations or failures in the aggregate would reasonably be expected to result in Liability to the Company or the Company Subsidiary in excess of $25,000. The Company or the Company Subsidiary, as applicable, has all Permits that are necessary to conduct the business of the Company or the Company Subsidiary as presently conducted in all material respects. All such Permits are in full force and effect, and as of the date of this Agreement, none of the Permits have been withdrawn, revoked, suspended, or cancelled nor is any such withdrawal, revocation, suspension, or cancellation pending or, to the knowledge of the Company, threatened in writing.

(b) Except as set forth in Section 2.15(b) of the Disclosure Schedule, there is no pending Action or Order against the Company or the Company Subsidiary with respect to any actual or potential violation of or failure to comply with any applicable Law.

(c) None of the Company, the Company Subsidiary, or any of their respective directors, officers, employees, distributors or agents or any other Person acting on behalf of any such Person have, with respect to the business of the Company or the Company Subsidiary, directly or indirectly, (1) taken any action that would cause the Company or the Company Subsidiary to be in violation of the U.S. Foreign Corrupt Practices Act of 1977 or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Authorities, (2) made, offered or authorized the use of, or used any funds or provided anything of value (A) for unlawful payments, contributions, gift, entertainment or other unlawful expenses or payments relating to political activity, (B) for unlawful payments to foreign or domestic government officials or employees or any political party or campaign, or (C) for a bribe, rebate, payoff, influence payment, kickback or other similar payment. The Company or the Company Subsidiary has delivered or made available to Parent true, correct and complete copies of each arrangement in effect, if any, between the Company or the Company Subsidiary, on the one hand, and any foreign sales agent or foreign sales representative thereof, on the other hand.

(d) Except as set forth in Section 2.15(d) of the Disclosure Schedule, neither the Company nor the Company Subsidiary has applied for or received, and is not the beneficiary of, any grant, subsidy or financial assistance from any Governmental Authority.

(e) The Company and the Company Subsidiary have at all times conducted their respective export transactions in accordance in all material respects with (A) all applicable U.S. export and re-export controls, including the United States Export Administration Act of 2001, as amended, and Foreign Assets Control Regulations and (B) all other applicable import/export Laws in other countries in which the Company or the Company Subsidiary conducts business. Without limiting the foregoing:

(1) The Company or the Company Subsidiary has obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental

Authority required for (1) the export, import and re-export of products, services, software and technologies of the Company or the Company Subsidiary and (2) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(2) The Company and the Company Subsidiary are in compliance in all material respects with the terms of all applicable Export Approvals;

(3) There are no pending or, to the knowledge of the Company, threatened claims against the Company or the Company Subsidiary with respect to such Export Approvals;

(4) Except as disclosed on Section 2.15(e)(4) of the Disclosure Schedule, none of the Export Approvals will require consent or approval from, or any filings with, any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement; and

(5) Section 2.15(e)(5) of the Disclosure Schedule sets forth the accurate export control classifications, if any, applicable to the Company’s and the Company Subsidiary’s products, services, software and technologies.

(f) The Company has provided to Parent true, correct and complete copies of (1) all filings of the Company and the Company Subsidiary with Governmental Authorities and all documentation and correspondence (including Permits) relating thereto, including all US Food & Drug Administration registrations for the past five (5) years, the current year, and the following year (if any done), (2) all written communications from and to the US Food and Drug Administration and any comparable foreign Governmental Authorities in the past five (5) years concerning the Company or the Company Subsidiary, and (3) all inspection reports and related correspondence of the US Food and Drug Administration and other comparable foreign Governmental Authorities for the past five (5) years relating to the Company or the Company Subsidiary, including any US Food and Drug Administration inspection reports, warning letters, citations or claims issued to or against the Company or the Company Subsidiary, or any written documentation from any Governmental Authority relating to the revocation of any manufacturing license or Permit issued to the Company or the Company Subsidiary.

(g) Without limiting the foregoing, the Company and the Company Subsidiary have complied in all material respects with all statutes, regulations, policies, guidances or guidelines administered or issued by the United States Food and Drug Administration (“FDA”) or any other any federal, state, or local agency or governmental body having regulatory authority over the Company’s or the Company Subsidiary’s products or operations, including the following: (i) the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder; (ii) any applicable FDA investigational device exemption, premarket approval, or 510(k) premarket notification; (iii) the applicable provisions of FDA’s good manufacturing practice requirements, as set forth at 21 C.F.R. Part 820; and (iv) any applicable state laws or regulations governing the distribution medical devices.

(h) Except as set forth in Section 2.15(h) of the Disclosure Schedule, in the past five (5) years no Governmental Authority has issued any notice, warning letter, regulatory letter, untitled letter, FDA Form 483, or other communication or correspondence to the Company or the Company Subsidiary, alleging that the Company or the Company Subsidiary is or was in violation of any Law, authorization, consent, exemption, guidance, or guideline applicable to the research, development, testing, manufacturing, packaging, labeling, marketing, distribution, sales, and/or commercialization activities conducted by the Company or the Company Subsidiary, or alleging that the Company or the Company Subsidiary was or is the subject of any pending, threatened or anticipated administrative agency or government entity investigation, proceeding, review, or inquiry, or that there are circumstances currently existing which might reasonably be expected to lead to any loss of or refusal to renew any of the Permits held by the Company or the Company Subsidiary, as applicable.

(i) Except as set forth in Section 2.15(i) of the Disclosure Schedule, none of the products developed, tested, manufactured, packaged, labeled, marketed, or distributed by the Company or the Company Subsidiary have been recalled, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, and the Company or the Company Subsidiary, as applicable, has not received notice, either completed or pending, of any proceeding seeking a recall, removal, or corrective action of any products, and neither the Company nor the Company Subsidiary has not been restrained in the their ability to manufacture, market, or distribute any product.

(j) Neither the Company, the Company Subsidiary nor any employee or agent of the Company or the Company Subsidiary have made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to any product tested, manufactured, distributed, or sold by the Company or the Company Subsidiary, or failed to disclose a material fact required to be disclosed to any Governmental Authority, or has ever been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice or other comparable Governmental Authority for data or healthcare program fraud.

(k) Neither the Company, the Company Subsidiary nor, to the knowledge of the Company, any employee or agent of the Company or the Company Subsidiary have violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the anti-kickback provisions of the Social Security Act (42 U.S.C. § 1320a-7b), the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), or have been excluded or threatened with exclusion under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003.

(l) To the knowledge of the Company, there is no pending, proposed or final Medicare national or local coverage determination that, if finalized, would restrict coverage for any of the products of the Company or the Company Subsidiary. The Company has not established any reimbursement support program, such that payment for any product of the Company or the Company Subsidiary is contingent upon a purchaser’s receipt of payment from a third party payer. Neither the Company nor the Company Subsidiary has and is furnishing any coverage, coding, or billing advice to any health care professionals regarding off-label indications of any product.

Section 2.16 Minute Books.

The minute books of the Company that were made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent thereof since its time of incorporation and reflect all transactions referred to in such minutes accurately.

Section 2.17 Brokers and Finders; Change of Control Payments.

(a) No Person has acted as a broker, finder or financial advisor for the Company or its Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any success fee or commission or similar payment in respect thereof from the Company, Parent or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or its Affiliates.

(b) Section 1.2(a)(5)(i) of the Disclosure Schedule sets forth a complete list of all unpaid severance, bonus or similar change-in-control payments to current or former employees, consultants or other service providers of the Company or the Company Subsidiary arising solely as a result of the consummation of the Merger.

Section 2.18 Customers and Suppliers.

(a) Section 2.18 of the Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2010 and December 31, 2011, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period.

(b) Since the Balance Sheet Date, no customer or supplier listed on Section 2.18 of the Disclosure Schedule has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and, to the knowledge of the Company, no customer or supplier listed on Section 2.18 of the Disclosure Schedule has notified the Company that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

Section 2.19 Material Contracts.

Except for Contracts listed in Section 2.19 of the Disclosure Schedule, or Contracts entered into after the date of this Agreement in accordance with the provisions of Section 4.1 of this Agreement, the Company is not a party to or bound by any Contract of the type described below (each, together with each Contract required to be disclosed on the Disclosure Schedule pursuant to any of the representations and warranties in this Article 2, a “Material Contract”):

(a) any advertising, agency, original equipment manufacturer, dealer, distributors, sales representative, joint marketing, joint development or joint venture Contract;

(b) any Contract between the Company and any customer listed on Section 2.18 of the Disclosure Schedule;

(c) (1) any Contract for the purchase of materials, supplies or equipment that involves the payment by the Company of more than $50,000 over the life of the Contract or (2) any Contract for the purchase of services that involves the payment by the Company of more than $100,000 over the life of the Contract;

(d) any Contract that expires (or may be renewed at the option of any Person other than the Company so as not to expire) more than one year after the date of this Agreement and involves more than $50,000 over the life of the Contract;

(e) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(f) any Contract wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability of any Person other than the Company and under which the liability of the Company for such obligation is not capped at a particular dollar amount or is capped in excess of $50,000;

(g) any Contract for any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

(h) any Contract in accordance with which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property other than product in the ordinary course of business and involving in the case of any such Contract more than $25,000 in annual payments;

(i) any Contract in accordance with which the Company is a lessor or lessee of any real property;

(j) any Contract with any Person with whom the Company does not deal at arms’ length;

(k) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise (whether by merger, sale of stock, sale of assets or otherwise) and any Contract providing for an earnout, except for the sale of products or services in the ordinary course of business consistent with past practice;

(l) any Contract with any Governmental Authority;

(m) any Contract relating to settlement of any Action within the last five years;

(n) any Contract that results in any Person holding a power of attorney from the Company other than freight forwarding powers of attorney delivered by the Company in the ordinary course of business;

(o) any hedging, futures, options or other derivative Contract; and

(p) any Contract with any investment banker, broker, advisor or similar Person, or any accountant, legal counsel or other person retained by the Company, in connection with this Agreement and the Transactions.

A true, correct and complete copy of each Material Contract has been made available to Parent. Except as listed in Section 2.19(q) of the Disclosure Schedule, all Material Contracts are in executed written form, and the Company or the Company Subsidiary, as applicable, has performed all of the obligations required to be performed by it in all material respects and is entitled to all material benefits under, and neither the Company nor the Company Subsidiary is in default in any material respect under any provision of, any Material Contract. Each of the Material Contracts is a valid and binding agreement of the Company or the Company Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto, there exists no default or event of default which would reasonably be expected to result in the termination or amendment of any Material Contract. Except as disclosed in Section 2.4 of the Disclosure Schedule, immediately following the Effective Time, the Surviving Corporation will maintain its rights under the Material Contracts without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay in accordance with the terms of such Material Contracts had the Transactions not occurred. The Company has no, nor could reasonably be expect to have, Liability for any Contract for or obligation of the Company Subsidiary.

Section 2.20 Property

(a) Section 2.20(a) of the Disclosure Schedule identifies the parcels of real property that are leased by the Company from the Town of Amherst Industrial Development Agency, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State of New York (the “Agency Property”). The Company is in possession of all Agency Property and has good and marketable leasehold title to such Agency Property, free and clear of all Encumbrances except for Permitted Encumbrances. The Agency Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the operation of the business of the Company as it is currently conducted.

(b) Section 2.20(b) of the Disclosure Schedule sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company, excluding the Agency Property (collectively with the Company Subsidiary Leased Property, the “Leased Real Property”), including the address thereof, the landlord, the expiration of the term, any extension options and any security deposits. A true, correct and complete copy (or if oral, then a written description thereof) of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to or made available to Parent and Merger Sub, and no changes have been made to any Real Property Leases since such time. All of the Agency Property and Leased Real Property is used or occupied by the Company or the Company Subsidiary pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing material defaults by the Company or the Company Subsidiary, or, to the knowledge of the Company, the lessor, under any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a material breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Sections 2.20(a) and 2.20(b) of the Disclosure Schedule: (i) no consent is required from the lessor under any of the Real Property Leases to consummate the transactions contemplated by this Agreement; and (ii) no Affiliate of the Company, or to the knowledge of the Company, no Affiliate of any Shareholder, is the owner or lessor of any Leased Real Property. Except as previously disclosed to Parent, or prior arrangements expiring five or more years ago, the Company has not leased or sublet as lessor or sublessor, and no Person (other than the Company) is in possession of, any of the Agency Property or the Leased Real Property.

(c) The Company or the Company Subsidiary has good and marketable title to all of the tangible properties and assets, real, personal and mixed, used or held for use in its business or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company or the Company Subsidiary peaceful and undisturbed leasehold possession (on the terms and subject to the conditions contained in such leases) of the properties and assets that are the subject of the leases, in each case free and clear of any Encumbrances, except (1) as reflected in the Balance Sheet, (2) liens for Taxes not yet due and payable, (3) such imperfections of title and Encumbrances that do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, (4) such imperfections of title and encumbrances as are disclosed on Section 2.20(c) of the Disclosure Schedule, and (5) Liens to be terminated as of the Effective Time in connection with the pay-off of Company Indebtedness (clauses (1) through (5) collectively, the “Permitted Encumbrances”).

(d) The tangible assets and properties owned, leased or licensed by the Company or the Company Subsidiary are in good condition and repair in all material respects (subject to normal wear and tear) are sufficient for the operation of the business of the Company or the Company Subsidiary, as applicable, as currently conducted.

Section 2.21 Product Warranty; Product Liability.

(a) Except as set forth in Section 2.21(a) of the Disclosure Schedule, and except for matters which have been finally resolved with no further Liabilities for the Company or which are covered by the warranty reserve set forth in the Balance Sheet, each product manufactured, sold or delivered by the Company in conducting their respective businesses has been in conformity with all product specifications, all express and implied warranties and all applicable Laws. The Company has no Liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. The warranty reserve set forth on the Balance Sheet was calculated, and when delivered the warranty reserve set forth on the

Closing Balance Sheet will be calculated, in a manner consistent with past practice and in accordance with GAAP consistently applied. Set forth in Section 2.21(a) of the Disclosure Schedule are the warranties of the Company for each of its product lines.

(b) Except for potential liabilities arising in connection with Actions or threatened Actions set forth in Section 2.7 of the Disclosure Schedule, neither the Company nor the Company Subsidiary has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, including any failure to warn, or services rendered, by or on behalf of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability claim (whether covered by insurance or not) on the part of the Company or the Company Subsidiary with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of the Company that could reasonably be expected to result in a Liability not covered by liability or product liability insurance as currently maintained by the Company or the Company Subsidiary (subject to standard deductible amounts).

Section 2.22 Inventory.

The inventories of the Company and the Company Subsidiary are in good and marketable condition, and are usable and of a quantity and quality saleable in the ordinary course of business consistent with past practice, except that the Company has not more than $10 million in excess inventory (valued on a revenue basis) consisting of refurbished (or to be refurbished) VisionAire oxygen concentrators (the “Excess Inventory”). The cost to refurbish the Excess Inventory after the Closing shall not exceed $5.4 million in the aggregate. After refurbishment, the Excess Inventory will be in good and marketable condition and will be of a quality saleable in the ordinary course of business consistent with past practice. The inventories of the Company set forth in the Balance Sheet were valued at the lower of cost (on a LIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of the Company constitute sufficient quantities for the normal operation of business in accordance with past practice.

Section 2.23 Environmental.

Except as set forth in Section 2.23 of the Disclosure Schedule:

(a) To the knowledge of the Company, there are no underground tanks and related pipes regardless of their use or purpose whether active or abandoned at the Real Property.

(b) To the knowledge of the Company, there is no asbestos or crystalline silica nor any asbestos or crystalline silica-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property and the Company does not sell and has not sold any product containing crystalline silica or that utilizes or incorporates crystalline silica containing materials in any way; provided, however, that this sentence as it relates to crystalline silica is not applicable to the sieves that are incorporated into the Company’s products. The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos containing materials in any way.

(c) The Company and the Company Subsidiary are presently, and for the past five years has been, in compliance in all material respects with all Environmental Laws applicable to the Real Property, formerly owned, leased or operated locations of the business, and to the Company’s and the Company Subsidiary’s business operations, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or the Company Subsidiary pursuant to any Environmental Law or that could be the basis for any Liability of any kind for the Company or the Company Subsidiary pursuant to any Environmental Law.

(d) Neither the Company nor the Company Subsidiary has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property or formerly owned, leased or operated property, except in compliance in all material respects with all applicable Environmental Laws; there has been no Release or Threat of Release of any Hazardous Material at the Real Property that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or the Company Subsidiary pursuant to any Environmental Law; and there has been no Release or Threat of Release of any Hazardous Material by the Company, the Company Subsidiary or, to the knowledge of the Company, by any other Person, at property formerly owned or leased by the Company or the Company Subsidiary that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or the Company Subsidiary pursuant to any Environmental Law.

(e) Neither the Company nor the Company Subsidiary has (i) entered into or been subject to any consent decree, compliance order or administrative order relating to obligations under any Environmental Law; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or complaint or claim with respect to any Environmental Condition; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.

(f) (i) There currently are effective all Permits required under any Environmental Law that are necessary for the Company’s or the Company Subsidiary’s activities and operations at the Real Property and for the Company’s or the Company Subsidiary’s business operations in all material respects (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) the Company and the Company Subsidiary are and have been for the past five years in compliance in all material respects with the terms and conditions of such Permits.

(g) Neither the Company nor the Company Subsidiary has assumed, undertaken, agreed to indemnify or otherwise become subject to any Liability of any other Person relating to or arising from any Environmental Law except for indemnifications given by the Company or the Company Subsidiary, in its capacity as lessee under the Real Property Leases, holding applicable lessors harmless from any violation of Environmental Law committed by the Company or the Company Subsidiary in its capacity as lessee.

(h) To the knowledge of the Company, the Real Property will not require a material capital expenditure or annual operating expense increase during the two years following the Closing Date to achieve compliance with any Environmental Law.

(i) The Company has delivered, or caused to be delivered, to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including previously conducted environmental site assessments, compliance audits, asbestos surveys and documents regarding any Release of Hazardous Materials at, upon or from the Real Property or formerly owned or leased property, spill control plans and environmental agency reports and correspondence.

Section 2.24 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and on the Balance Sheet were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. To the knowledge of the Company, none of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, except that certain receivables of the Company (reflecting the purchase price for refurbished equipment delivered to customers to replace previously acquired equipment that is the subject of customer warranty claims) are subject to a credit upon such customers’ return to the Company of the units of previously acquired equipment that are the subject of such warranty claims.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

Section 2.25 Bank Accounts.

Section 2.25 of the Disclosure Schedule sets forth a complete and correct list showing all Persons with which the Company maintains a bank, brokerage or other account containing cash or cash equivalents (collectively, “Bank Accounts”) or safe deposit box, together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the location and number thereof and the names of all persons having access thereto.

Section 2.26 Board Approval.

The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, or by unanimous written consent, has (a) approved and adopted this Agreement, the Merger and the other Transactions, (b) determined that this Agreement, the Merger and the Transactions are fair to and in the best interests of the Company and its shareholders and declared this Agreement and the Merger advisable, and (c) recommended that all of the shareholders of the Company adopt this Agreement and authorize the Merger.

Section 2.27 Shareholder Approval; Information in the Proxy Statement.

(a) The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote (or consent) required of the Shareholders that is necessary in connection with the consummation of the Merger (the “Required Vote”).

(b) The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with Applicable Law, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 2.28 State Takeover Statutes.

Section 912 of the NYBCL is inapplicable to the Company, this Agreement, the Voting Agreements, the Merger and the other Transactions, pursuant to Section 912(d)(1) thereof, and there are no other anti-takeover or similar statutes or regulations applicable to this Agreement, the Voting Agreements, the Merger and the other Transactions. The Merger and other Transactions comply with the requirements of any provision of the Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

Section 2.29 Full Disclosure.

This Agreement (including the Disclosure Schedules and Exhibits hereto) does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

EXCEPT AS SET FORTH IN THIS ARTICLE 2, AND THE SCHEDULES REFERENCED IN ARTICLE 2, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OF ANY KIND, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 3.1 Organization and Power.

Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub to (1) perform their respective obligations under this Agreement or (2) consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

Section 3.2 Authorization; Enforceability.

Parent and Merger Sub each has the power and authority to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of it and, if applicable, its stockholders. This Agreement and any Related Agreements to which it is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of the General Enforceability Exceptions.

Section 3.3 Noncontravention.

(a) Except for (1) filing the Certificate of Merger with the New York Department of State and (2) the filings, permits, authorizations, consents and approvals as may be required under the HSR Act or any other Antitrust Laws, the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub will not (1) conflict with, result in or constitute a violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in accordance with any provision of the organizational documents of Parent or Merger Sub or (2) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both) any Law applicable to Parent or Merger Sub, except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the Related Agreements to which it is a party or the consummation of the Transactions, except for (1) the filing of the Certificate of Merger, (2) the filings, permits, authorizations, consents and approvals as may be required under the HSR Act or any other Antitrust Laws, (3) filings and notices with the United States Securities and Exchange Commission and under securities Laws applicable to Ultimate Parent, and (4) such other Permits, Orders, registrations, filings, declarations, or notifications which, if not obtained or made, would not be material to Parent or Merger Sub and would not have a material adverse effect upon the ability of Parent or Merger Sub to consummate the Transactions.

Section 3.4 Merger Sub.

Merger Sub is a wholly owned subsidiary of Parent formed solely for the purposes of effecting the Merger. There is no agreement outstanding pursuant to which any Person has any existing or contingent right to acquire any stock of Merger Sub. Merger Sub owns no assets, has no Liabilities and has conducted no activities other than those necessary to effectuate the Merger.

Section 3.5 Financing.

Parent has, or has available to it, sufficient funds to consummate the Transactions.

Section 3.6 Brokers and Finders.

Neither Parent, the Merger Sub, nor any Person acting on their behalf, has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with any of the Transactions.

EXCEPT AS SET FORTH IN THIS ARTICLE 3, AND THE SCHEDULES REFERENCED IN ARTICLE 3, PARENT AND MERGER SUB MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OF ANY KIND, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4

COVENANTS

Section 4.1 Interim Operating Covenants of the Company.

From the date of this Agreement until the Effective Time, the Company will continue to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, will use all commercially reasonable efforts to (a) carry on and preserve intact its current business organization, (b) keep available the services of its current officers and employees, (c) preserve its relationships with contractors, suppliers, customers, vendors, licensors, licensees and others with whom the Company has contractual or other commercial relations in substantially the same manner as they have prior to the date of this Agreement, (d) maintain the Company’s books and records in accordance with past practice and GAAP, (e) maintain all Permits necessary for the conduct of the Company’s business, (f) preserve the Company’s rights and benefits with respect to any Action or under any Contract, and (g) not divulge, furnish to, or make accessible any confidential information within the Owned Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such information. Without limiting the generality of the foregoing, except (w) as expressly required by this Agreement, (x) as set forth on Section 4.1 of the Disclosure Schedule, (y) as required by applicable Law, or (z) as consented to in writing by Parent, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company will not:

(a) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse such obligations of any other Person, except for indebtedness incurred in the ordinary course of business consistent with past practice under the Existing Line of Credit;

(b) (1) except in the ordinary course of business consistent with past practice, acquire, or dispose of, any material property or assets, (2) mortgage or encumber any property or assets other than with Permitted Encumbrances, or (3) cancel any debts owed to or claims held by the Company;

(c) except as may be required by the terms of any Employee Benefit Plan as of the date hereof (1) adopt or otherwise amend or modify any Employee Benefit Plan, (2) grant or promise any payment of severance or any bonus to, any employee, director or consultant of the Company, or (3) increase the compensation or other benefits payable to any employee at the Vice President level or higher, director, officer or consultant of the Company, or enter into, amend, modify or terminate any agreement relating to the compensation or severance of any employee at the Vice President level or higher, director, officer or consultant of the Company, except to the extent required by Law or any existing agreements set forth on Section 2.11(a) of the Disclosure Schedule or increases of compensation of employees below the Vice President level made in the ordinary course of business, consistent with past practice;

(d) declare, set aside or pay any cash or non-cash dividends or make any other cash or non-cash distributions in respect of any of its capital stock or other equivalent equity interests;

(e) except for purchase orders for raw materials and supplies placed in the ordinary course of business, consistent with past practice pursuant to the Company’s current replenishment process, enter into, amend, modify, renew or terminate any Material Contracts or enter into any Contract that if it had been in existence on the date hereof would have been a Material Contract and involves more than $100,000 per year;

(f) engage in any transactions with, or enter into, amend, modify or terminate any Material Contracts with, any Affiliates of the Company, except to the extent required by Law or any existing Material Contracts, except that the Company may prior to the Effective Time (i) take the actions set forth in Section 4.10, and (ii) terminate any existing contractual arrangements between PCOA and the Company;

(g) terminate, demote, constructively terminate or otherwise cause the cessation of employment with the Company of any Key Employee unless the Company has reasonably determined that it is in the Company’s best interests to do so, provided that prior to taking such action, the Company provides Parent with three (3) Business Day notice;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of, or by acquiring the equity of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(i) make any amendment to its certificate of incorporation or bylaws (or equivalent organizational documents);

(j) make any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP;

(k) commence or settle any material petition or Action in which the amount in controversy, or in the case of a settlement, the settlement amount to be paid by the Company exceeds $100,000;

(l) make any capital expenditures for additions to property, plant or equipment in an amount in excess of $50,000 per project or $100,000 in the aggregate;

(m) issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Company or split, combine or subdivide the capital stock or other equity interests of the Company;

(n) except in the ordinary course of business with respect to the Company’s month to month leases, enter into, amend, modify, renew or terminate any lease or sublease for real property;

(o) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collection of receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities except that the Company shall be entitled to negotiate and agree to extended or discount payment terms in connection with receivables owing to and payables owing by the Company; provided, that the Company provides prompt (no later than two Business Days) written notice to Parent of any such extension or discount, including all of the details with respect thereto;

(p) apply for, renew, amend or otherwise modify or change any Export Approvals; or

(q) agree to take any of the actions described in sub-clauses (a) through (p) above.

Section 4.2 Access to Information; Confidentiality.

The Company shall (a) afford to Parent and Parent’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives reasonable access during normal business hours upon reasonable prior notice, to the officers, employees, agents, properties, offices, facilities, books and records of the Company and (b) furnish promptly to Parent and such representatives of Parent such information concerning the business, properties, contracts, records and personnel (including financial, operating and other data and information) of the Company as is prepared or compiled by the Company in the ordinary course of business and as may be reasonably requested from time to time by Parent; provided, however, that the fulfillment of such requests shall not require the Company to neglect its business affairs or otherwise interfere with or impede the ordinary conduct of the Company’s business. Parent shall treat all information obtained from the Company as confidential information in accordance with the Confidentiality Agreement.

Section 4.3 Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the Related Agreements, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Related Agreements and to obtain satisfaction or waiver of the conditions precedent to the consummation of the Transactions, including (1) obtaining all of the necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action or proceeding by, any Governmental Authority (except with regard to Governmental Approvals relating to Antitrust Laws (which are addressed in Section 4.3(b)), (2) obtaining the necessary consents, approvals and authorizations from third parties (it being understood that the Company shall use its commercially reasonable efforts to obtain all landlord consents and provide all notices required under the leases and subleases in connection with the consummation of the Transactions even if the obtaining of such consents or the sending of such notice is not a condition to Parent’s obligations to close hereunder), including the Required Consents set forth in Section 6.2(h) of the Disclosure Schedule, (3) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority (except with regard to Governmental Approvals relating to Antitrust Laws) vacated or reversed, and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) The obligations of the parties to obtain any Governmental Approvals pursuant to any applicable Antitrust Laws to consummate the Transactions will be covered by this Section 4.3(b). Parent and the Company shall, as promptly as practicable, but in no event later than ten calendar days following the date hereof, submit all filings required by the HSR Act and any other applicable Antitrust Laws, and thereafter provide any supplemental information requested in connection therewith. Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Laws. Parent and the Company will promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of any filing under the HSR Act or any other applicable Antitrust Law. Each of the parties will (1) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or any other applicable Antitrust Law; and (2) not (i) extend any waiting period under the HSR Act or any other applicable Antitrust Law or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of Parent or the Company, as the case may be. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates (which for purposes of this sentences includes the Company) will be required, in connection with the matters covered by this Section 4.3, (A) to pay any amounts other than its share of the filing fees and expenses and fees of counsel, (B) to commence or defend any litigation, (C) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (D) to agree to any limitation on the operation or conduct of their or the Company’s respective businesses or (E) to waive any of the conditions set forth in Article 6 hereof. The fees associated with the filing under the HSR Act shall be paid by Parent.

Section 4.4 Notification of Certain Matters.

Each party to this Agreement shall give prompt notice to the other parties hereto of (1) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it that relate to the consummation of the Merger, or (2) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 4.5 Exclusivity.

Until such time, if any, as this Agreement is terminated pursuant to Section 7.1, the Company will not, and will cause its Affiliates not to, directly or indirectly, solicit, initiate or encourage any inquiries, offers or proposals from, discuss, assist or negotiate with, provide any information to, or consider the merits of any inquiries, offers or proposals from, or enter into any agreement with, any Person (other than Parent or Merger Sub) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business consistent with past practice or involving the possible sale of the capital stock of PCOA pursuant to Section 4.10) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination or similar transaction involving the Company. The Company shall notify Parent and Merger Sub orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company or any of the Company’s representatives of any bona fide inquiry, offer or proposal from any Person (other than Parent or Merger Sub) or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Parent or Merger Sub. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.

Section 4.6 Proxy Statement; Special Meeting.

(a) As soon as reasonably practicable after the date of this Agreement, the Company will use reasonable efforts to cause the Proxy Statement to be disseminated to the Shareholders, as and to the extent required by applicable Law. The Proxy Statement will contain the Company’s board of directors’ recommendation and the Company shall use reasonable best efforts to obtain the Shareholder Approval. Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement all reasonably required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is disseminated to the Shareholders, and the Company will use its reasonable efforts to incorporate any such comments of Parent and/or its counsel prior to such filing.

(b) The Company shall take all actions in accordance with applicable Law and its constituent documents to duly call, set a record date for, give notice of, convene and hold a special meeting of the Shareholders (the “Special Meeting”) as promptly as practicable but no later than twenty (20) calendar days after the date of this Agreement for the purpose of considering and taking action upon the adoption of this Agreement and the Shareholder Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Special Meeting without Parent’s consent, unless legally required to do so.

Section 4.7 Employee Benefits.

(a) Parent shall use commercially reasonable efforts to give, or cause the Company to give, each employee of the Company immediately after the Closing (the “Continuing Employees”) credit under any benefit plan that covers such Continuing Employee after the Closing Date, for purposes of eligibility, vesting and entitlement to vacation and sick leave (but not for purposes of benefit accrual) for such Continuing Employee’s service with the Company prior to the Closing Date, provided that no Continuing Employee will be entitled to the duplication of benefits. If any Employee Benefit Plan that is a welfare benefit plan is terminated prior to the end of the plan year that includes the Closing Date, Parent shall use commercially reasonable efforts to cause any preexisting-condition limitations, waiting periods, or evidence of insurability limitations not imposed on the Continuing Employee by the corresponding Employee Benefit Plan immediately prior to its termination to be waived under any corresponding replacement benefit plan covering the Continuing Employee immediately thereafter.

(b) The Company shall take all actions necessary so that, effective immediately prior to the earlier of (i) completion of the transactions set forth in Section 4.10 and (ii) the Closing, all employees of PCOA shall no longer be eligible to participate in any Employee Benefit Plan sponsored or maintained by the Company or its Subsidiaries.

(c) The Company shall cause the AirSep Corporation 401(k) Plan (the “401(k) Plan”) to be terminated prior to the Closing, by resolution adopted by the Company, on terms reasonably acceptable to Parent, and shall simultaneously amend the 401(k) Plan to the extent necessary to comply with all applicable Laws to the extent not previously amended, it being understood that Parent shall cause the 401(k) Plan to be fully wound up after the Closing. Such termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances under the 401(k) Plan. The Company shall notify participants in the 401(k) Plan of its termination prior to the Closing.

(d) No provision in this Section 4.7 shall (1) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any other Person other than the parties hereto and their respective successors and permitted assigns, (2) constitute or create an employment agreement or (3) constitute or be deemed to constitute an amendment to any Employee Benefit Plan or any employee benefit plan sponsored or maintained by Parent or its Affiliates.

Section 4.8 Further Assurances.

Each party to this Agreement shall, at the request of the other, at any time and from time to time following the Closing Date, at the cost of the requesting party, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order more effectively to confirm or carry out the provisions of this Agreement.

Section 4.9 D&O Indemnification.

(a) From the Effective Time until the sixth anniversary of the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director or officer of the Company (collectively, the “Covered Persons”) against any Damages or Liabilities incurred in connection with an Action or threatened Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, except that such indemnification and holding harmless shall not apply to any Damages or Liabilities of any Covered Person arising as a result of such Covered Person breaching or failing to perform such Covered Person’s obligations under any agreement or other instrument entered into by any Covered Person with Parent in connection with the Transactions. From the Effective Time until the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to the Covered Persons pursuant to the Charter Documents in effect on the date of this Agreement, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time.

(b) The provisions of this Section 4.9 are (1) intended to be for the benefit of, and shall be enforceable by, each Covered Person and their respective heirs, legal representatives, successors and assigns and (2) shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event Parent or the Surviving Corporation or any successor or assign (x) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (y) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 4.9.

Section 4.10 Pre-Closing Transactions.

The Company shall sell all of the issued and outstanding shares of the capital stock of the Company Subsidiary ( the “Company Subsidiary Stock”) to one or more purchasers (who may or may not be one or more of the existing shareholders of the Company) prior to the Closing, on the following terms or on terms more favorable to the Company than the following terms: (i) such purchaser(s) shall pay nominal consideration to the Company for the Company Subsidiary Stock (e.g., $10); and (ii) such purchasers shall provide funding to the Company Subsidiary prior to the Closing which shall be used by the Company Subsidiary to pay in full at or prior to the Closing the Aggregate Indebtedness owing by the Company Subsidiary to the Company (the “PCOA Transaction”); provided, however, that in the event no such purchaser is identified by the Company within at least five (5) calendar days after the Special Meeting, then immediately prior to the Closing the shareholders of the Company set forth in Section 4.10 of the Disclosure Schedule shall purchase the Company Subsidiary Stock on the terms set forth above. The documentation for the PCOA Transaction, regardless of the purchaser, shall be in form and substance reasonably satisfactory to Parent and shall include a full indemnity from PCOA in favor of the Company with respect to any and all Damages incurred by the Company relating to PCOA and shall expressly provide that the PCOA Transaction is “as is – where is” without recourse or Liability of any kind to the Company. After the Closing, Parent shall cause the Company to seek to recover under the indemnity from PCOA with respect to any claims related to PCOA prior to Parent seeking recovery under this Agreement.

Section 4.11 Intercompany Agreements and Arrangements. Notwithstanding anything to the contrary contained in Section 4.1, immediately prior to the Closing, all intercompany agreements and arrangements between any Shareholder, PCOA and/or any of their respective Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated without further Liability on the part of the Company.

Section 4.12 Publicity. None of Parent, Merger Sub, the Company or any Shareholder shall issue any press release or public announcement concerning this Agreement, the Merger or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Parent, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof. To the extent that any such disclosure filing (required by applicable Law or the rules of any stock exchange on which Ultimate Parent or its Affiliates list securities) will include a copy of this Agreement, either (i) the Disclosure Schedule will not be included with the copy of this Agreement or (ii) if Parent reasonably determines that it is required to include the Disclosure Schedule, then Parent shall use commercially reasonable efforts to obtain confidential treatment/protection from FOIA disclosure to the extent available for all information included in the Disclosure Schedule.

Section 4.13 Financial Information. From the date of this Agreement until the Closing, no later than eight (8) Business Days after the last day of each month the Company shall deliver to Parent an unaudited balance sheet as of the last day of such month (collectively, the “Updated Financial Information”). Such balance sheet will be prepared in the same manner as the Financial Statements, except for those adjustments set forth in Section 4.13 of the Disclosure Schedule. The Closing Balance Sheet shall constitute “Updated Financial Information” for purposes of this Agreement.

Section 4.14 Employee Releases. The Company shall use its good faith efforts to obtain from each recipient of a SAR Payment a receipt and release in the form attached hereto as Exhibit E. The Company shall obtain from the recipient listed on Schedule 1.2(a)(15) a release in the form annexed here to as Exhibit B.

Section 4.15 Section 280G. At the Special Meeting, the Company shall submit to a Shareholder vote, in a manner that satisfies the shareholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (a “Shareholder Vote”), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the Transactions (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by, or benefit provided to, such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code if the Shareholders approve the payment by a vote that complies with Section 280(b)(5)(B) of the Code. The Company shall (i) at least five (5) Business Days prior to providing (A) the applicable disqualified individuals with any required waivers, consents or agreements and (B) the applicable Shareholders with any materials necessary to comply with the Shareholder Vote, provide a draft of the applicable materials to Parent and incorporate into such materials any reasonable comments that are timely provided by Parent and (ii) obtain any required waivers, consents or agreements from each disqualified individual at least one Business Day prior to conducting the Shareholder Vote. Prior to the Closing, the Company shall provide Parent and its counsel with copies of all documents executed by the Shareholders and disqualified individuals in connection with the Shareholder Vote. The Shareholder Vote shall relate to the individuals set forth on Section 4.15 of the Disclosure Schedule.

Section 4.16 Patent Registration. The Company shall use its commercially reasonable efforts to have a release and quitclaim related to the Patent set forth on Schedule 4.16 to be executed and registered correctly with the United States Patent and Trademark Office prior to Closing.

Section 4.17 Non-Competition Agreements. None of the Purchase Price shall be allocated to the Non-Competition Agreements.

ARTICLE 5

[INTENTIONALLY OMITTED]

ARTICLE 6

CLOSING CONDITIONS

Section 6.1 Conditions to All Parties’ Obligations.

The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) No Actions will have been instituted or threatened to restrain, prohibit or materially delay the Merger or any other transaction contemplated by this Agreement;

(b) No Law or Order of any kind will have been enacted, entered, promulgated or enforced by any Governmental Authority that would prohibit or materially delay the consummation the Merger or any other material transaction contemplated by this Agreement or has the effect of making them illegal and no Action seeking to impose such an Order is pending; and

(c) The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act or any other applicable Antitrust Law will have expired or been terminated.

Section 6.2 Conditions to Parent and Merger Sub’s Obligations.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions, the benefits of which are for Parent and Merger Sub only and may be waived in writing by Parent at any time in its sole discretion:

(a) The holders of at least ninety percent (90%) of the outstanding shares of Company Common Stock vote to authorize this Agreement in accordance with the provisions of the NYBCL (the “Minimum Shareholder Approval”);

(b) Each of the representations and warranties made by the Company contained in this Agreement that are qualified by materiality will be true and correct in all respects and each of the representations and warranties made by the Company contained in this Agreement that are not so qualified will be true and correct in all material respects (other than the representations and warranties contained in Sections 2.1 (Organization and Powers), 2.2 (Capitalization; Subsidiaries) and 2.3 (Authority; Enforceability; Title), which representations and warranties will be true and correct in all respects), in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date

(except and to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date);

(c) The Company and Shareholders shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(d) Parent will have received a certificate, dated as of the Closing Date and executed by the Chairman and Chief Executive Officer of the Company and Representative, certifying to his knowledge as to the compliance with and satisfaction of the conditions set forth in Sections 6.2(a), (b) and (c);

(e) The closing deliveries set forth in Section 1.2(a) will have been delivered to Parent;

(f) The PCOA Transaction shall have been consummated in accordance with Section 4.10;

(g) The Closing Net Working Capital shall be in excess of the Target Working Capital.

(h) The Company shall have obtained all consents set forth in Section 6.2(h) of the Disclosure Schedule (the “Required Consents”);

(i) Each of the Employment Agreements, the Non-Competition Agreements and the Retention Agreements remain in full force and effect and will become operative upon the Closing; and

(j) The Rep & Warranty Insurance policy obtained contemporaneously with the execution of this Agreement shall remain in full force and effect as of and through the Closing; provided, however, that this condition shall be deemed to be waived if the Rep & Warranty Insurance policy is not in full force and effect due to Parent’s failure to pay the premium payment due for the Rep & Warranty Insurance policy.

Section 6.3 Conditions to the Company’s Obligations.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions, the benefits of which are for the Company only and may be waived in writing by the Company at any time in its sole discretion:

(a) Each of the representations and warranties made by Parent and Merger Sub contained in this Agreement that are qualified by materiality will be true and correct in all respects and each of the representations and warranties made by Parent contained in this Agreement that are not so qualified will be true and correct in all material respects (other than the representations and warranties contained in Sections 3.1 (Organization and Power) and 3.2

(Authorization; Enforceability), which representations and warranties will be true and correct in all respects), in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except and to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date);

(b) Parent and Merger Sub shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) The Representative will have received a certificate, dated as of the Closing Date and executed by an executive officer of Parent, certifying to his knowledge as to the compliance with and satisfaction of the conditions set forth in Sections 6.3(a) and (b); and

(d) The Shareholder Approval shall have been obtained.

ARTICLE 7

TERMINATION

Section 7.1 Right to Terminate.

Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a) By mutual written consent of Parent, on the one hand, and the Company, on the other hand;

(b) By Parent or the Company if the Closing has not occurred by October 5, 2012; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) is not available to any party whose breach of any provision of this Agreement results in failure of the Closing to occur;

(c) By Parent or the Company if a Governmental Authority issues a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes the Order or who is not in compliance with its obligations under Section 4.3;

(d) By Parent, if, since the date of this Agreement, there has been a change, event or condition of any character that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or

(e) By Parent, if the Minimum Shareholder Approval has not been obtained, and by the Company if the Shareholder Approval has not been obtained, in each case not later than forty-five (45) calendar days after the date of this Agreement.

Section 7.2 Effect of Termination.

If this Agreement is terminated in accordance with Section 7.1 hereof and the Merger is not consummated, this Agreement shall become void and of no further force and effect, without any Liability on the part of any party hereto, except that the provisions of this Article 7, Article 9 and the Confidentiality Agreement shall remain in effect in accordance with their terms. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of Liability for any breach of any provision of this Agreement.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification of Parent Indemnified Parties.

(a) Subject to the terms of this Article 8, from and after the Closing, the Escrow Fund and, solely in the case of claims pursuant to Section 8.1(a)(7), the 280G Escrow Fund shall be made available (in accordance with the terms of this Article 8 and the Escrow Agreement) to indemnify and hold Parent and its Affiliates (including, after the Closing, the Surviving Corporation) and each of their respective officers, directors, shareholders, managers, members, employees, agents, representatives, successors and permitted assigns (each such Person, a “Parent Indemnified Party”) harmless against and in respect of any and all Damages, which such Parent Indemnified Party has suffered, incurred or become subject to arising out of, relating to, based upon or otherwise in respect of:

(1) any breach of any representation or warranty made by the Company in Article 2 of this Agreement or in any certificate delivered at Closing pursuant to this Agreement;

(2) any breach of or nonfulfillment of any covenant or obligation of the Company under this Agreement;

(3) any amount by which the actual Third Party Expenses exceeds the Third Party Expenses set forth in the certificate described in Section 1.2(a)(5);

(4) any amount by which the actual Company Indebtedness exceeds the Company Indebtedness set forth in the certificate described in Section 1.2(a)(5);

(5) all Liabilities of any kind related to PCOA, including the PCOA Transaction;

(6) all Liabilities of any kind related to any pre-Closing Action set forth in Section 2.7 of the Disclosure Schedule or that should have been set forth in Section 2.7 of the Disclosure Schedule or that arose between the date of this Agreement and the Closing and would have been required to be set forth in Section 2.7 of the Disclosure Schedule had it arisen prior to the date hereof, in each case, to the extent such Liabilities arising in connection with each pre-Closing Action exceed on a per claim basis in the aggregate the sum of (i) amounts actually recovered with respect to such pre-Closing Action under the Company’s applicable insurance policies and (ii) applicable self-insured retention or deductible amounts under such policies with respect to such pre-Closing Action not previously retained or paid prior to the Closing;

(7) all or any portion of any Covered Payment constituting an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), including the loss of any deduction in respect of such payments;

(8) any Dissenting Share Payment; and

(9) fifty percent (50%) of any amounts paid by Parent to the Escrow Agent pursuant to Section 3.1 of the Escrow Agreement.

(b) Except to the extent otherwise provided in Section 4.10 and this Section 8.1(b), the Escrow Fund shall be the sole source for payment of any and all Damages payable in connection with the indemnification provided to the Parent Indemnified Parties under this Article 8 (excluding for Damages payable pursuant to Section 8.1(a)(7)), and the Representative and Shareholders shall have no liability for any claims for indemnification asserted by the Parent Indemnified Parties hereunder. Damages payable pursuant to Section 8.1(a)(7) will be paid (1) first from the 280G Escrow Fund, and (2) second, to the extent the 280G Escrow Fund is not sufficient to satisfy such indemnification obligations, from the Escrow Fund. Each payment from the Escrow Fund or the 280G Escrow Fund, as applicable, made pursuant to this Article 8 shall reduce, on a pro rata basis (based on their respective Pro Rata Portions) the additional consideration to be received by each Shareholder under the terms of the Escrow Agreement. Each Parent Indemnified Party’s right to seek indemnification pursuant to this Article 8 shall be subject to the last sentence of Section 4.10 to the extent applicable to the indemnification claim at issue.

Section 8.2 Indemnification by Parent.

Subject to the terms of this Article 8, from and after the Closing, Parent, Merger Sub and, after the Closing, the Surviving Corporation, shall jointly and severally indemnify and hold the Shareholders and their respective Affiliates, and each of their respective officers, directors, managers, members, general partners, limited partners, shareholders, employees, agents, representatives, successors and permitted assigns (each such Person, a “Shareholder Indemnified Party”) harmless against and in respect of any and all Damages which such Shareholder Indemnified Party has suffered, incurred or become subject to arising out of, relating to, based upon or otherwise in respect of:

(a) any breach of any representation or warranty made by Parent or Merger Sub in Article 3 of this Agreement or any certificate delivered at the Closing pursuant to this Agreement; and

(b) any breach or nonfulfillment of any covenant or obligation or Parent and Merger Sub or, after the Closing, the Surviving Corporation, contained in this Agreement.

Section 8.3 Inter-Party Claims.

A Parent Indemnified Party shall notify the Representative and a Shareholder Indemnified Party shall notify Parent (each such Parent Indemnified Party and Shareholder Indemnified Party referred to herein as an “Indemnified Party”, and the Representative, in its capacity as the Representative of the Shareholders’ interest in the Escrow Amounts, and the Parent Indemnifying Parties referred to herein as the “Indemnifying Party”) in writing of the occurrence of an event giving rise to such Indemnified Party’s claim for indemnification; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with the terms of this Agreement.

Section 8.4 Third-Party Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than by an Indemnified Party, which claims are addressed in Section 8.3) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim promptly after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made, the Indemnifying Party shall be entitled to participate in the defense thereof. Subject to the last sentence of this Section 8.4(b), the Indemnifying Party may also assume the defense of any Third Party Claim with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party and the reasonable attorneys’ fees of the Indemnifying Party in connection therewith shall reduce the amount recoverable under the Escrow Fund by any Parent Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at the Indemnified Party’s expense, separate from the counsel employed by the Indemnifying Party, it being understood and agreed that the Indemnifying Party shall control such defense. In addition, the Indemnifying Party shall be liable for the reasonable fees and expenses of one outside counsel and any local counsel reasonably necessary to defend such Third Party Claim (and not any fees and expenses allocated to any internal counsel) employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above), and the reasonable fees and expenses of such counsel shall constitute Damages for purposes of this Agreement. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent. Notwithstanding anything to the contrary in this Section 8.4, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (1) the Third Party Claim seeks an order, injunction or other equitable relief or relief other than money damages against the Indemnified Party, (2) the Indemnifying Party cannot demonstrate that it has sufficient financial resources to satisfy the full amount of monetary damages sought in the Third Party Claim, (3) the Third Party Claim includes criminal charges against the Indemnified Party or alleges conduct or acts that could reasonably result in criminal charges against the Indemnified Party, or (4) the Indemnifying Party has not expressly agreed in writing to be fully responsible for any and all Damages incurred by the Indemnified Party in the Third Party Claim under this Article 8 or otherwise.

Section 8.5 Certain Time Limitations on Indemnification.

The representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, will survive in full force and effect following the Closing through and including the thirty-six (36) month anniversary of the Closing Date. The respective covenants and agreements of (i) the Company, Parent and Merger Sub contained in this Agreement (including the indemnification obligations set forth in this Article 8), and (ii) the Ultimate Parent contained in Section 9.14 shall survive the Closing in accordance with their terms.

Section 8.6 Limitations on Indemnification; Exclusive Remedy.

(a) Notwithstanding anything to the contrary in this Agreement, the amount of Damages that may be recovered by the Parent Indemnified Parties pursuant to any and all claims for indemnification made under this Article 8 (excluding any claims made under Section 8.1(a)(7)) shall be limited, individually and in the aggregate, to the Escrow Fund (the “Cap”). The amount of Damages that may be recovered by the Parent Indemnified Parties pursuant to any and all claims for indemnification made under Section 8.1(a)(7) shall be limited, individually and in the aggregate, first to the 280G Escrow Fund plus, to the extent such claims exceed the 280G Escrow Fund, the Escrow Fund. If the Merger is consummated, the recovery by the Parent Indemnified Parties pursuant to this Article 8 shall be the sole and exclusive remedy (other than with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available) with respect to any and all claims relating to or arising in connection with this Agreement or the Transactions, except for Damages resulting in the case of fraud.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parent Indemnified Parties shall have no right to indemnification against Damages pursuant to this Article 8 (excluding any claims made under Sections 8.1(a)(7), (8) and (9)) unless the aggregate Damages related to all such Damages are greater than $250,000 (“Deductible”), in which case the Parent Indemnified Parties shall, subject to Section 8.6(a), be entitled to indemnification for all Damages from the first dollar without regard to such amount.

(c) Notwithstanding anything to the contrary in this Agreement, any claim for indemnification by a Parent Indemnified Party to be enforceable must be asserted by delivery of written notice of such claim in accordance with the requirements of this Article 8 prior to the thirty-six (36) month anniversary of the Closing Date, after which any and all additional claims by the Parent Indemnified Parties for indemnification under this Article 8 shall be void and of no force and effect.

Section 8.7 Certain Other Restrictions on Indemnification.

(a) Notwithstanding anything contained in this Agreement to the contrary, no Parent Indemnified Party shall have any right to indemnification under this Agreement with respect to any Damages to the extent (and only to the extent) such Damages are duplicative of Damages that have previously been recovered under this Article 8.

(b) Parent and the Representative agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 8.8 Calculation and Mitigation of Damages.

The amount of any Damages for which indemnification is provided under this Article 8 shall be net of any amounts actually recovered by such Indemnified Party under insurance policies or other collateral sources with respect to such Damages in excess of the sum of (1) reasonable, out-of-pocket costs and expenses relating to collection under such policies or other collateral sources, and (2) the deductible associated therewith to the extent actually paid. In the event the Indemnified Parties receive any recovery, the amount of such recovery shall be applied first, to reimburse the Indemnified Parties for any Damages incurred in excess of the payments made by the Indemnifying Parties in respect of claims pursuant to this Article 8, second, to refund any payments made by the Indemnifying Parties in respect of indemnification claims pursuant to this Article 8 which would not have been so paid had such recovery been obtained prior to such payment (provided that if such payments were made out of the Escrow Fund and the Escrow Fund is still in effect, such amounts shall be returned to the Escrow Fund), and third, any remainder to the Indemnified Parties.

Section 8.9 Representative.

(a) The Representative shall serve as representative of the Shareholders (with respect to their interest in the Escrow Amounts) with full power and authority to take all actions under this Agreement and the Escrow Agreement relating to claims for indemnification asserted by any Parent Indemnified Party hereunder. Such power and authority shall include, without limitation, the power and authority (1) to negotiate, settle, compromise and otherwise handle all claims for indemnification made by any Parent Indemnified Party pursuant to Article 8 hereof, (2) to direct the payment of claims from the Escrow Fund and/or the 280G Escrow Fund and to use the Shareholders’ Representative Amount to do so as determined by the Representative, and (3) to do each and every act and exercise any and all rights which the Representative is permitted or required to do or exercise under this Agreement and the Escrow Agreement. The Shareholders will be bound by all actions taken by the Representative in connection with claims for indemnification asserted by Parent Indemnified Parties under this Agreement, and Parent shall be entitled to rely on any notice or communication to or by, or decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative. Without limiting the generality of the foregoing, each decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Representative will constitute a decision of all of the Shareholders with respect to their interest in the Escrow Amounts, and will be final, binding and conclusive upon each Shareholder, and Parent may rely upon any such decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Representative as being that of each and every Shareholder. Parent and the Escrow Agent are hereby relieved from any liability to any Shareholder for any acts done by it in accordance with such decision, act, consent or instruction of the Representative.

(b) Any expenses or liabilities incurred by the Representative in connection with the performance of its duties in such capacity under this Agreement or the Escrow Agreement shall be reimbursed to the Representative from the Shareholders’ Representative Amount. Without limiting in any way the provisions of this Section 8.9(b), at such time as the Shareholders’ Representative Amount has been exhausted in addition to any other rights or remedies, the Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed to the Representative against any portion of the Escrow Amounts to be paid to the Shareholders on a pro rata basis.

(c) In the event of a vacancy in the position of Representative (or resignation, refusal or incapability of the Representative to serve), holders of a majority in interest of the cash then in the Escrow Fund shall appoint a new Representative by written consent in accordance with the terms of this Agreement within 10 Business Days after such vacancy and immediately thereafter send to Parent notice and a copy of the written consent appointing such new Representative signed by such holders of a majority in interest of the cash then in the Escrow Fund; provided, however, that if the vacancy continues for more than 10 Business Days, Parent may appoint a successor Representative who will thereafter be the Representative hereunder and subject hereto unless and until such time as a replacement Representative is appointed by such holders of a majority in interest of the cash then in the Escrow Fund. If there is not a Representative at any time, any obligation to provide notice to the Representative will be deemed satisfied if such notice is delivered to each of the Shareholders, other than the Dissenting Shareholders, at their addresses last known to Parent, which will be the address set forth in the Spreadsheet unless Representative provides notice to Parent of a different address in the manner described in Section 9.3. Any successor Representative appointed by the holders of a majority interest of the cash then in the Escrow Fund (or by Parent as provided above) must have been a securityholder of the Company prior to the Effective Time or, in the case of a securityholder that is an entity, a partner, employee or affiliate of a securityholder of the Company prior to the Effective Time, or must be a professional stockholder representative firm.

(d) The Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees who are employed by Parent or its Affiliates for purposes of performing its duties and exercising its rights hereunder. The Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about Parent, Surviving Corporation, or any Parent Indemnified Party to anyone (except to the Shareholders or the Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially). The Representative shall enter into a separate confidentiality agreement (in form and content reasonably acceptable to Parent) prior to being provided access to such information if requested by Parent.

(e) The Representative shall distribute based on their respective Pro Rata Portions to the Shareholders, other than the Dissenting Shareholders, any portion of (i) the Escrow Fund and/or 280G Escrow Fund that becomes available for distribution in accordance with the terms of the Escrow Agreement and (ii) the Shareholders’ Representative Amount that is available for distribution upon the termination of the Escrow Agreement (the “Per Share Post-Closing Consideration”).

(f) By its signature to this Agreement, subject to the occurrence of the Closing and the additional condition set forth in the last sentence of this Section 8.9(f), the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement. Representative’s agreement to serve in such capacity shall not establish a fiduciary relationship between Representative and any other party (including the Shareholders or the Parent Indemnified Parties). Representative shall not be personally liable to any party for any action taken in such capacity except to the extent arising as a result of Representative’s willful misconduct or gross negligence; and Representative shall in no event be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits) even if Representative has been advised of such loss or damage and regardless of the form of action. Representative undertakes to perform only such duties as are expressly set forth herein. The duties and responsibilities of the Representative hereunder shall be determined solely by the express provisions of this Agreement, and no further duties or responsibilities shall be implied. The Representative shall not have any liability under nor duty to inquire into the terms and provisions of any agreement or instructions, other than outlined in this Agreement. The Representative may rely, and shall not be liable for acting or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Representative shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Representative may perform its duties hereunder directly or through agents or attorneys and may consult with counsel and accountants to be selected and retained by it. The Representative shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel or accountants.

None of the provisions contained in this Agreement shall require the Representative to use or advance its own funds in the performance of any of its duties or the exercise of any of its rights or powers hereunder.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Certain Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“280G Escrow Amount” has the meaning set forth in Section 1.5(b)(2).

“280G Escrow Fund” has the meaning set forth in Section 1.5(b)(2).

“401(k) Plan” has the meaning set forth in Section 4.7(c).

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Affiliate” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“After-Tax Premium Cost” has the meaning set forth in Section 1.2(b)(5).

“Agency Property” has the meaning set forth in Section 2.20(a).

“Aggregate Consideration” means the Purchase Price plus the Company Indebtedness.

“Aggregate Indebtedness” means, with respect to a Person, the aggregate of the following: (1) any monetary liability of such Person (A) for borrowed money (including the current portion thereof), (B) under any reimbursement obligation relating to a letter of credit (to the extent drawn), bankers’ acceptance or note purchase facility, or (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), and (2) any monetary liability of other Persons described in clause (1) that such Person has guaranteed, that is recourse to such Person, or any of their assets or that is otherwise the legal liability of such Person. For purposes of this Agreement, Aggregate Indebtedness includes (1) any and all accrued interest, lender fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorney’s fees) associated with the prepayment of any Aggregate Indebtedness, and (2) any and all amounts of the nature described in clauses (1)(A),

(B) or (C) owed by the applicable Person to any of its Affiliates, including any of its shareholders.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means all statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purposes or effect of monopolization or restraint of trade.

“Balance Sheet” has the meaning set forth in Section 2.6(b).

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Bank Accounts” has the meaning set forth in Section 2.25.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Cap” has the meaning set forth in Section 8.6(a).

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificate” has the meaning set forth in Section 1.4(c).

“Change in Control Amount” has the meaning set forth in Section 1.2(a)(5)(i).

“Change in Control Payments” has the meaning set forth in Section 1.2(a)(5)(i).

“Charter” has the meaning set forth in Section 2.1(b).

“Charter Documents” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.2(a)(14).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Consideration” means the Purchase Price minus the Escrow Amounts minus the Shareholders’ Representative Amount.

“Closing Net Working Capital” means (A) the sum of net accounts receivable, net inventory, prepaid expenses and long term accounts receivable of the Company, less (B) the sum of accounts payable, accrued expenses and customer prepayments of the Company, determined based on and as of the date of the unaudited balance sheet delivered to Parent pursuant to Section 1.2(a)(14), each as calculated in accordance with Schedule 9.1(a) and determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” means the common stock of the Company, par value of $0.01.

“Company Indebtedness” means the aggregate amount of (i) the sum of (1) principal and interest owing under the Mortgage Notes, (2) principal, interest, lender fees, prepayment premiums, make whole premiums or penalties and fees or expenses, if any, owing under the Existing Line of Credit and the Standard Libor Grid Note dated May 4, 2007 with a maximum principal amount of up to $1,000,000, and (3) “negative cash” as described in Section 4.13 of the Disclosure Schedule, each as of the Closing Date, less (ii) $90,000, which is the amount paid by the Company prior to the date of this Agreement for legal, accounting and consulting services in connection with the transactions contemplated by this Agreement as set forth on Section 9.1(b) of the Disclosure Schedule.

“Company Subsidiary” means PCOA.

“Company Subsidiary Leased Property” means all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company Subsidiary.

“Company Subsidiary Stock” has the meaning set forth in Section 4.10.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement dated March 16, 2011 between Parent and the Company, as amended.

“Continuing Employee” has the meaning set forth in Section 4.7(a).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“Copyrights” means all copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.

“Covered Payment” means: (i) any payment by the Company or its Affiliates made prior to the Closing Date or pursuant to compensation arrangements agreed to by the Company or its Affiliates prior to Closing, or (ii) any payment made by the Company or its Affiliates on or after the Closing Date to the extent expressly contemplated by this Agreement, including (A) any payment referred to in Section 1.5(h) and (B) any payment made pursuant to the Retention Agreements, the Employment Agreements or the Non-Competition Agreements;

“Covered Persons” has the meaning set forth in Section 4.9(a).

“D&O Insurance” has the meaning set forth in Section 1.2(b)(4).

“Damages” means any and all awards, judgments, losses, damages, liabilities, penalties, fines, amounts paid in settlement, costs and expenses (including costs of investigations, settlement and court costs and reasonable attorneys’ fees and expenses).

“Deductible” has the meaning set forth in Section 8.6(b).

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company to Parent and Merger Sub.

“Dissenting Shareholders” shall have the meaning set forth in Section 1.4(e).

“Dissenting Share Payment” means an amount equal to (a) the difference, if any, between the fair value of the Company Common Stock as finally determined in an appraisal proceeding initiated by a Dissenting Shareholder and the Per Share Merger Consideration plus (b) an amount equal to all costs incurred by Parent and its Affiliates, including the Company, in connection with such appraisal proceeding, including any amounts paid by Parent or its Affiliates, including the Company, in settlement of such appraisal proceeding.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Time” has the meaning set forth in Section 1.1.

“Employee Benefit Plans” has the meaning set forth in Section 2.11(a).

“Employment Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Condition” means any condition of the Environment with respect to the Real Property, with respect to any property previously owned, leased or operated by the Company to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company prior to the Effective Time has been treated, stored, recycled or disposed of, which violates any Environmental Law, or results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Law” means any Law or binding policy or guideline relating to the public protection of the Environment, Releases of Hazardous Materials into the Environment, public or workplace health and safety or injury to persons relating to exposure to Hazardous Materials.

“ERISA” has the meaning set forth in Section 2.11(a).

“ERISA Affiliate” has the meaning set forth in Section 2.11(o).

“Escrow Agent” has the meaning set forth in Section 1.5(b)(1).

“Escrow Agreement” has the meaning set forth in Section 1.5(b)(1).

“Escrow Amounts” means collectively the General Escrow Amount and the 280G Escrow Amount.

“Escrow Contribution” means for each Shareholder, such Shareholder’s Pro Rata Portion of the Escrow Amounts.

“Escrow Fund” has the meaning set forth in Section 1.5(b)(1).

“Excess Indebtedness” means the amount by which Company Indebtedness exceeds the amount of the Purchased Indebtedness. If the Company Indebtedness does not exceed the Purchased Indebtedness, then there shall be no Excess Indebtedness.

“Excess Inventory” has the meaning set forth in Section 2.22.

“Existing Line of Credit” means the Standard Libor Grid Note, dated as of May 4, 2007, by and among the Company and Manufacturers and Traders Trust Company with a maximum principal amount of up to $13,000,000.

“Export Approvals” has the meaning set forth in Section 2.15(e)(1).

“FDA” has the meaning set forth in Section 2.15(g).

“Financial Statements” has the meaning set forth in Section 2.5.

“Fully Diluted Shares” means the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time.

“GAAP” means the generally accepted accounting principles existing in the United States.

“General Enforceability Exceptions” has the meaning set forth in Section 2.3(a)

“General Escrow Amount” has the meaning set forth in Section 1.5(b)(1).

“Governmental Approval” means any approval, consent, license, permit, notice to or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Initial Authorizing Shareholders” has the meaning set forth in the Recitals.

“Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

“IRS” has the meaning set forth in Section 2.11(b).

“Key Employees” means the employees of the Company listed on Schedule 9.1(d).

“knowledge of the Company” means the knowledge of the individuals set forth on Section 9.1(c) of the Disclosure Schedule with each such individual having made reasonable inquiry, including inquiry of those employees of the Company having administrative or operational responsibility for the matter that is the subject of the relevant representation and warranty where applicable, with any individual listed above being deemed to have knowledge of a particular fact, circumstance, event or other matter if (A) such individual has actual knowledge of such fact, circumstance, event or matter or (B) such fact, circumstance, event or other matter would have been known to such individual if he had undertaken the reasonable inquiry described above.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.20(b).

“Letter of Transmittal” has the meaning set forth in Section 1.5(c).

“Letter of Transmittal Documents” has the meaning set forth in Section 1.5(c).

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, on- or off-balance sheet, including those arising under any Law, Action or Order and those arising under any Contract.

“Material Adverse Effect” means (i) any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company, except to the extent any such effect results from (A) U.S., regional, international or global economic conditions (including changes in credit availability and liquidity, interest rates, taxes, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets), (B) general political conditions in the United States, any region or worldwide (including the outbreak of war or acts of terrorism), or (C) changes in GAAP or changes in regulatory accounting requirements; provided, however, that with respect to clauses (A), (B) or (C), such matter will be considered to the extent that it disproportionately affects the Company as compared to similarly situated businesses operating in the Company’s industry in the United States or (ii) any effect that prevents or would be reasonably likely to prevent, the Company from consummating the Merger on a timely basis.

“Material Contract” has the meaning set forth in Section 2.19.

“Merger” has the meaning set forth in Section 1.1.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 1.4(b).

“Minimum Shareholder Approval” has the meaning set forth in Section 6.2(a).

“Mortgage Notes” means the Company’s outstanding mortgage notes payable with respect to the properties located at 260 Creekside Drive, Buffalo, NY and 401 Creekside Drive, Buffalo, NY.

“New York State Department” has the meaning set forth in Section 1.1.

“Non-Competition Agreements” has the meaning set forth in the Recitals.

“NYBCL” has the meaning set forth in the Recitals.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Owned Intellectual Property” means any and all Intellectual Property owned in whole or in part by the Company (or that the Company claims or purports to own in whole or in part).

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Party” has the meaning set forth in Section 8.1(a).

“Parent Material Adverse Effect” has the meaning set forth in Section 3.1.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“PCOA” means Pain Centers of America, Inc., a Delaware corporation.

“PCOA Transaction” has the meaning set forth in Section 4.10.

“Per Share Closing Consideration” has the meaning set forth in clause (a) of the definition of Per Share Merger Consideration.

“Per Share Merger Consideration” means an amount equal to the sum of: (a) the quotient of (1) the Closing Date Consideration divided by (2) the Fully Diluted Shares (rounded to the tenth decimal place) which amount shall be payable in accordance with Section 1.5 (the “Per Share Closing Consideration”); and (b) the Per Share Post-Closing Consideration, if any, payable to each Shareholder in accordance with Section 8.9(e).

“Per Share Post-Closing Consideration” has the meaning set forth in Section 8.9(e).

“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority, including permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals, clearances, and other authorizations from FDA or any other Governmental Authorities which are required for the conduct of its research, development, testing, manufacturing, packaging, labeling, marketing, distribution, sales, and/or commercialization activities, to own, lease and operate its properties and assets, or carry on its business as it is now being conducted, or otherwise which are material to the operation of the business of the Company or the Company Subsidiary.

“Permitted Encumbrances” has the meaning set forth in Section 2.20(c).

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Pro Rata Portion” means with respect to each Shareholder, the ratio found by dividing the number of such Shareholder’s shares of Company Common Stock by Fully Diluted Shares.

“Proxy Statement” has the meaning set forth in Section 2.27(b).

“Purchase Price” means $170,000,000, minus (1) $150,000, minus (2) Third Party Expenses, if any, minus (3) the Excess Indebtedness, if any, minus (4) the After Tax Premium Cost minus (5) the Change in Control Amount, and minus (6) the amount of Damages paid in connection with indemnification claims asserted by Parent Indemnified Parties under Article 8 of this Agreement.

“Purchased Indebtedness” means the Company’s aggregate outstanding indebtedness under the Mortgage Notes and the Existing Line of Credit and any “negative cash” as described in Section 4.13 of the Disclosure Schedule, in each case as of the Closing; provided, however, that the Purchased Indebtedness shall not exceed $10,000,000.

“Purchased Intellectual Property” means all Intellectual Property owned, held or used by the Company, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing, including the Intellectual Property listed in Section 2.9 of the Disclosure Schedule.

“Real Property” means the Agency Property, the Leased Real Property and the real property owned, leased or licensed by the Company Subsidiary.

“Real Property Leases” has the meaning set forth in Section 2.20(b).

“Related Agreements” means the Escrow Agreement, the Non-Competition Agreements, the Employment Agreements and the Retention Agreements.

“Related Person” has the meaning set forth in Section 2.13(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Rep and Warranty Insurance” has the meaning set forth in Section 1.2(b)(5).

“Representative” means Joseph L. Priest as of the date hereof and any successor appointed pursuant to Section 8.9.

“Required Consents” has the meaning set forth in Section 6.2(h).

“Required Vote” has the meaning set forth in Section 2.27(a).

“Retention Agreement” has the meaning set forth in the Recitals.

“SAR Payment” has the meaning set forth in Section 1.5(h).

“SAR Plan” means the AirSep Corporation Employee Stock Incentive Plan.

“Shareholder” has the meaning set forth in the Recitals.

“Shareholder Approval” means the approval of the Shareholders in accordance with Section 2.27.

“Shareholder Indemnified Party” has the meaning set forth in Section 8.2.

“Shareholders’ Representative Amount” has the meaning set forth in Section 1.5(b)(3).

“Shareholder Vote” has the meaning set forth in Section 4.15.

“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Special Meeting” has the meaning set forth in Section 4.6(b).

“Spreadsheet” has the meaning set forth in Section 1.2(a)(5)(iii).

“Subsidiaries” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” means the computer, information technology and data processing systems, facilities and services used or planned to be used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company.

“Target Working Capital” means $42,000,000.

“Tax” has the meaning set forth in Section 2.10(a).

“Taxing Authority” has the meaning set forth in Section 2.10(b).

“Tax Return” has the meaning set forth in Section 2.10(c).

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Expenses” has the meaning set forth in Section 1.2(a)(5)(i).

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Internet domain names and uniform resource locators and alphanumeric designations associated therewith and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Ultimate Parent” has the meaning set forth in the Preamble.

“Updated Financial Information” has the meaning set forth in Section 4.13.

“Voting Agreements” has the meaning set forth in the Recitals.

Section 9.2 Terms Generally; Interpretation.

Except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any gender-specific reference in this Agreement include all genders;

(f) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;

(h) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(i) references to a Person are also to its permitted successors and assigns;

(j) unless indicated otherwise, mathematical calculations contemplated hereby will be made to the seventh decimal place, but payments will be rounded to the nearest whole cent, after aggregating for each payee all payments payable to the payee on the date payment is made;

(k) the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(l) the contents of the Disclosure Schedule form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules;

(m) no parole evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence;

(n) although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); and

(o) the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.

Section 9.3 Notices.

All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine, and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(a) if to Parent or Merger Sub or the Ultimate Parent:

Chart, Inc.

c/o Chart Industries, Inc.

One Infinity Corporate Centre Drive

Suite 300

Garfield Heights, OH 44125-5370

Attention: Matthew J. Klaben

Facsimile: 888-867-0005

with a copy (which will not constitute notice) to:

Jones Day

North Point

901 Lakeside Ave.

Cleveland, Ohio 44114

Attention: Patrick J. Leddy, Esq.

Facsimile: (216) 579-0212

(b) if to the Company before the Effective Time to:

AirSep Corporation

401 Creekside Drive

Buffalo, NY 14228

Attention: Joseph L. Priest

Facsimile: (716) 691-1735

with a copy (which will not constitute notice) to:

Jaeckle Fleischmann & Mugel, LLP

Avant Building – Suite 900

200 Delaware Avenue

Buffalo, NY 14202

Attention: Tim C. Loftis, Esq.

Facsimile: (716) 856-0432

(c) if to Representative:

Joseph L. Priest

AirSep Corporation

401 Creekside Drive

Buffalo, NY 14228

Facsimile: (716) 691-1735

with a copy (which will not constitute notice) to:

Jaeckle Fleischmann & Mugel, LLP

Avant Building – Suite 900

200 Delaware Avenue

Buffalo, NY 14202

Attention: Tim C. Loftis, Esq.

Facsimile: (716) 856-0432

(or such other counsel as Representative may designate)

Section 9.4 Severability.

If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or (b) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

Section 9.5 Entire Agreement.

This Agreement, the Confidentiality Agreement, the Related Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company, on the one hand, and Parent, on the other hand, with respect to the subject matter hereof.

Section 9.6 Assignment.

Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that Parent may assign and delegate any or all of its rights, interests and obligations under this Agreement to any Person, as long as any such Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations.

Section 9.7 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person (including any current or former employees of or service providers to the Company) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing herein shall be deemed to amend the terms of employment of any employee of the Company or the terms of any Employee Benefit Plan. As of the Closing, all such employees will not be guaranteed employment by the Surviving Corporation, Parent or any of their Affiliates for any fixed term.

Section 9.8 Amendment.

Subject to applicable Law, the parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the parties hereto, except that an amendment made subsequent to receipt of Shareholder Approval shall not (a) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Shareholders. Subject to applicable Law, Parent and the Representative (on behalf of all of the Shareholders immediately prior to the Effective Time) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Parent and the Representative (on behalf of all of the Shareholders immediately prior to the Effective Time), except that any amendment made in accordance with this sentence shall not (1) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock or (2) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Shareholders immediately prior to the Effective Time.

Section 9.9 Extension; Waiver.

Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Effective Time, the Representative (on behalf of all of the Shareholders immediately prior to the Effective Time) and Parent may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Parent (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Representative) herein or in any document delivered pursuant hereto and

(3) waive compliance with any of the agreements or conditions for the benefit of Parent (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Representative). Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Section 9.10 Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to any such laws whose application would result in the application of the laws of another jurisdiction, except (a) the Federal laws of the United States of America and (b) to the extent the NYBCL shall be held to govern the Merger. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court within Cuyahoga County in the State of Ohio with respect to any Actions initiated against Parent or its Affiliates and, within Erie County in the State of New York with respect to any Actions initiated against the Company or its Affiliates (but only prior to the Effective Time) or any Shareholders or the Representative, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Ohio or the Laws of the State of New York (as applicable) for such persons, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 9.11 Specific Performance.

The parties agree that irreparable damages would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent actual breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court, in addition to any other remedy to which they are entitled at Law or in equity and without the necessity of proving damages or posting a bond or other security.

Section 9.12 Expenses.

Except as otherwise provided in this Agreement, the Company, on one hand, and Parent and Merger Sub, on the other, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Merger and Transactions, it being understood that in no event shall the Shareholders bear any of such costs and expenses.

Section 9.13 Counterparts.

This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.14 Ultimate Parent Obligations.

(a) Ultimate Parent irrevocably guarantees to the Shareholders the prompt payment of the Aggregate Consideration, if and when the respective parts thereof become due and payable pursuant to this Agreement. If Parent is required to indemnify a Shareholder Indemnified Party pursuant to Section 8.2, but fails to timely satisfy such obligation, then Representative shall promptly notify Parent and Ultimate Parent in writing of Parent’s failure to make such payment. If Parent has not satisfied such obligation in full within ten (10) Business Days of such written notice, Ultimate Parent shall pay to such Shareholder Indemnified Party, as applicable, the full amount required to satisfy such obligation. Ultimate Parent’s payment to such Shareholder Indemnified Party shall be deemed to be payment in satisfaction of and by Parent with respect to such obligations for all purposes hereunder. The obligations of Ultimate Parent under this guarantee are continuing and will remain in full force and effect until the such obligations have been performed or paid and satisfied in full. This is a guarantee of payment and performance and not of collection, and Ultimate Parent acknowledges and agrees that this guarantee is full and unconditional. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Ultimate Parent shall be entitled to assert any and all protections, limitations, qualifications, or other provisions of this Agreement to the same extent as Parent, including the qualifications of the representations and warranties of Parent and the limitations on the indemnification provisions of Parent.

(b) Ultimate Parent represents and warrants that (i) Ultimate Parent has the power and authority to execute, deliver and perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of it, (iii) this Agreement has been duly executed and delivered by Ultimate Parent and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Ultimate Parent enforceable against Ultimate Parent in accordance with its terms, subject to the effect of the General Enforceability Exceptions.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed individually or by their respective officers thereunto duly authorized, in each case as of the date first written above.

AIRSEP CORPORATION			CHART INC.

By:	/s/ Ravinder K. Bansal		By:	/s/ Michael F. Biehl
	Name:	Ravinder K. Bansal		Name:	Michael F. Biehl
	Title:	Chairman and Chief Executive Officer		Title:	Executive Vice President, Chief Financial Officer and Treasurer

JOSEPH L. PRIEST solely in its capacity as the Representative under Section 8.9			BISON CORP.

By:	/s/ Joseph L. Priest		By:	/s/ Michael F. Biehl
	Name:	Joseph L. Priest		Name:	Michael F. Biehl
				Title:	Executive Vice President, Chief Financial Officer and Treasurer

Solely as to Section 4.10:			Solely as to Section 9.14: CHART INDUSTRIES, INC.

By:	/s/ Joseph L. Priest		By:	/s/ Michael F. Biehl
JOSEPH L. PRIEST				Name:	Michael F. Biehl
				Title:	Executive Vice President, Chief Financial Officer and Treasurer

By:	/s/ Ravinder K. Bansal
RAVINDER K. BANSAL

[Signature page to Agreement and Plan of Merger]